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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

ADOBE SYSTEMS INCORPORATED,
a Delaware corporation;

AVNER ACQUISITION SUB, INC.,
a Delaware corporation; and

MACROMEDIA, INC.,
a Delaware corporation

Dated as of April 17, 2005

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3.7	Certain Business Practices	31
3.8	Legal Proceedings; Orders	31
3.9	Authority; Binding Nature of Agreement	31
3.10	Vote Required	32
3.11	Ownership of Company Common Stock	32
3.12	Non-Contravention; Consents	32
3.13	Fairness Opinion	32
3.14	Financial Advisor	33
3.15	Valid Issuance	33
3.16	Disclosure	33
SECTION 4.	CERTAIN COVENANTS OF THE PARTIES	33
4.1	Access and Investigation	33
4.2	Operations Prior to Closing	34
4.3	No Solicitation	39
SECTION 5.	ADDITIONAL COVENANTS OF THE PARTIES	41
5.1	Registration Statement; Joint Proxy Statement/Prospectus	41
5.2	Company Stockholders' Meeting	41
5.3	Parent Stockholders' Meeting	43
5.4	Stock Options and Company ESPP	44
5.5	Employee Benefits	46
5.6	Indemnification of Officers and Directors	47
5.7	Regulatory Approvals and Related Matters	47
5.8	Disclosure	48
5.9	Affiliate Agreements	49
5.10	Tax Matters	49
5.11	Letter of the Company's Accountants	49
5.12	Listing	49
5.13	Section 16 Matters	49
5.14	Resignation of Officers and Directors	50
5.15	Board of Directors	50
5.16	Internal Controls	50
SECTION 6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB	50
6.1	Accuracy of Company Specified Representations	50
6.2	Accuracy of Company Other Representations	50
6.3	Performance of Covenants	51
6.4	Effectiveness of Registration Statement	51
6.5	Company Stockholder Approval	51
6.6	Parent Stockholder Approval	51
6.7	Documents	51
6.8	No Company Material Adverse Effect	51
6.9	HSR Waiting Period	51
6.10	Other Antitrust Waiting Periods	51
6.11	Other Governmental Approvals	52
6.12	Listing	52
6.13	No Restraints	52
6.14	No Governmental Litigation	52
6.15	Sarbanes-Oxley Certifications	52
SECTION 7.	CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY	53
7.1	Accuracy of Parent Specified Representations	53

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7.2	Accuracy of Parent Other Representations	53
7.3	Performance of Covenants	53
7.4	Effectiveness of Registration Statement	53
7.5	Company Stockholder Approval	53
7.6	Parent Stockholder Approval	53
7.7	Documents	53
7.8	No Parent Material Adverse Effect	54
7.9	Listing	54
7.10	HSR Waiting Period	54
7.11	No Restraints	54
7.12	Sarbanes-Oxley Certifications	54
SECTION 8.	TERMINATION	55
8.1	Termination	55
8.2	Effect of Termination	57
8.3	Expenses; Termination Fees	57
SECTION 9.	MISCELLANEOUS PROVISIONS	60
9.1	Amendment	60
9.2	Extension; Waiver	60
9.3	No Survival of Representations and Warranties	61
9.4	Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery	61
9.5	Applicable Law; Jurisdiction	61
9.6	Disclosure Schedules	61
9.7	Attorneys' Fees	61
9.8	Assignability; No Third Party Rights	61
9.9	Notices	62
9.10	Severability	62
9.11	Construction	63

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

        THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is made and entered into as of April 17, 2005, by and among: ADOBE SYSTEMS INCORPORATED, a Delaware corporation ("Parent"); AVNER ACQUISITION SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"); and MACROMEDIA, INC., a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in EXHIBIT A.

RECITALS

        A.    Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the DGCL (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.

        B.    It is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code.

        C.    The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger.

        D.    In order to induce Parent to enter into this Agreement and cause the Merger to be consummated, certain stockholders of the Company are executing voting agreements in favor of Parent concurrently with the execution of this Agreement (the "Company Stockholder Voting Agreements").

        E.    In order to induce the Company to enter into this Agreement and consummate the Merger, certain stockholders of Parent are executing voting agreements in favor of the Company concurrently with the execution of this Agreement (the "Parent Stockholder Voting Agreements").

AGREEMENT

        The parties to this Agreement, intending to be legally bound, agree as follows:

  Section 1.    DESCRIPTION OF TRANSACTION

          1.1   Merger of Merger Sub into the Company.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company. By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation").

          1.2   Effects of the Merger.    The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

          1.3   Closing; Effective Time.    The consummation of the Merger (the "Closing") shall take place at the offices of Cooley Godward llp, 3175 Hanover Street, Palo Alto, California, on a date to be designated by Parent, which shall be no later than the second business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than the conditions set forth in Sections 6.7 and 7.7, which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions). The date on which the Closing actually takes place is referred to as the "Closing Date." Subject to the provisions of this Agreement, a certificate of merger that the parties shall agree satisfies the applicable requirements of the DGCL shall be duly executed by the Company and concurrently with or as soon as practicable following the Closing shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be agreed by Parent and the Company and specified in such certificate of merger (the time as of which the Merger becomes effective being referred to as the "Effective Time").

          1.4   Certificate of Incorporation and Bylaws; Directors and Officers.    Unless otherwise determined by Parent prior to the Effective Time:

            (a)   the Certificate of Incorporation of the Surviving Corporation shall be amended and restated immediately after the Effective Time to conform to Exhibit B;

            (b)   the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

            (c)   the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

          1.5   Conversion of Shares.

            (a)   At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

              (i)    any shares of Company Common Stock held by any wholly-owned Subsidiary of the Company immediately prior to the Effective Time (or held in the Company's treasury) (together with any associated Company Rights, as defined in Section 2.3) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

              (ii)   any shares of Company Common Stock held by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent immediately prior to the Effective Time (together with any associated Company Rights) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

              (iii) except as provided in clauses "(i)" and "(ii)" above and subject to Sections 1.5(b), 1.5(c) and 1.5(d), each share of Company Common Stock outstanding immediately prior to the Effective Time (together with any associated Company Rights) shall be converted into the right to receive 0.69 of a share of Parent Common Stock; and

              (iv)  each share of the common stock, $.001 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

The fraction of a share of Parent Common Stock specified in Section 1.5(a)(iii) (as such fraction may be adjusted in accordance with this Section 1.5(b)) is referred to as the "Exchange Ratio."

            (b)   If, during the period from the date of this Agreement through the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by the Company or Parent during such period, or a record date with respect to any such event shall occur during such period, then the Exchange Ratio shall be adjusted to the extent appropriate. For the avoidance of doubt, the fraction of a share of Parent Common Stock specified in Section 1.5(a)(iii) does not give effect to the two-for-one stock split in the form of a stock dividend announced by Parent on March 17, 2005 and having a proposed record date of May 2, 2005.

            (c)   If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract with the

    Company or under which the Company has any rights, then: (i) the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition; and (ii) the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. Prior to the Effective Time, the Company shall use commercially reasonable efforts to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other Contract.

            (d)   No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder's Company Stock Certificate(s) (as defined in Section 1.6), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on the Parent Primary Exchange on the date the Merger becomes effective.

          1.6   Closing of the Company's Transfer Books.    At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist (in exchange for the right to receive the applicable consideration set forth in, and subject to, Sections 1.5 and 1.7), and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a "Company Stock Certificate") is presented to the Exchange Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

          1.7   Exchange of Certificates.

            (a)   On or prior to the Closing Date, Parent shall select a reputable bank or trust company reasonably acceptable to the Company to act as exchange agent in the Merger (the "Exchange Agent"). As promptly as practicable after the Effective Time, Parent shall deposit with the Exchange Agent: (i) certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.5; and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(d). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares of Parent Common Stock, are referred to collectively as the "Exchange Fund."

            (b)   As promptly as practicable after the Effective Time, the Exchange Agent will mail to the Persons who were record holders of Company Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and the Company shall reasonably approve prior to the Effective Time (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5 (and cash in lieu of any fractional share of Parent Common Stock); and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by Section 1.5. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its reasonable discretion and as a condition to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

            (c)   Notwithstanding anything to the contrary contained in this Agreement, no shares of Parent Common Stock (or certificates therefor) shall be issued in exchange for any Company Stock Certificate to any Person who was an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Company at the time of the Company Stockholders' Meeting (as defined in Section 5.2(a)) until such Person shall have delivered to Parent and the Company a duly executed Affiliate Agreement required by Section 5.9.

            (d)   No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid or otherwise delivered to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate in accordance with this Section 1.7. Subject to applicable Legal Requirements (including applicable abandoned property, escheat or similar laws), following surrender of any such Company Stock Certificate, the Exchange Agent will deliver to the record holder thereof, without interest: (i) a certificate representing the number of whole shares of Parent Common Stock issued in exchange therefor along with cash in lieu of any fractional share pursuant to Section 1.5(d) and the amount of any such dividends or other distributions with a record date after the Effective Time (and with a payment date prior to the date of surrender of such Company Stock Certificate) payable with respect to such whole shares of Parent Common Stock; and (ii) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time (and with a payment date on or subsequent to the date of surrender of such Company Stock Certificate) payable with respect to such whole shares of Parent Common Stock.

            (e)   Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to shares of Parent Common Stock.

            (f)    Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

            (g)   Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or other similar Legal Requirement.

          1.8   Tax Consequences.    For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

          1.9   Further Action.    If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

  Section 2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Section 2 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Section 2 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Company Disclosure Schedule by reference to another part or subpart of the Company Disclosure Schedule; and (c) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure is intended to qualify such representation and warranty):

          2.1   Subsidiaries; Due Organization; Etc.

            (a)   Part 2.1(a) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. Neither the Company nor any of the Entities identified in Part 2.1(a) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the Company Disclosure Schedule. None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any material future investment in or material capital contribution to any other Entity.

            (b)   Each of the Acquired Corporations is a corporation duly organized, validly existing and, in jurisdictions that recognize the concept, is in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound, except, in the case of clauses "(i)"

    through "(iii)" of this sentence, as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.

            (c)   Each of the Acquired Corporations (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.

          2.2   Certificate of Incorporation and Bylaws.    The Company has delivered to Parent accurate and complete copies of the certificate of incorporation and bylaws of the Company, including all amendments thereto. The Company has delivered to Parent accurate and complete copies of: (a) the charters of all committees of the Company's board of directors; and (b) any code of conduct, whistleblower policy, disclosure committee policy or similar policy adopted by the Company or by the board of directors, or any committee of the board of directors, of the Company.

          2.3   Capitalization, Etc.

            (a)   The authorized capital stock of the Company consists of: (i) 200,000,000 shares of Company Common Stock, of which 75,031,225 shares have been issued and were outstanding as of April 15, 2005; and (ii) 5,000,000 shares of Company Preferred Stock, of which no shares have been issued or are outstanding. No shares of Company Common Stock have been issued by the Company during the period commencing on April 16, 2005 and ending on the date of this Agreement. As of April 15, 2005, 13,197,154 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Options. No Company Options have been granted during the period commencing on April 16, 2005 and ending on the date of this Agreement.

            (b)   As of April 15, 2005, the Company held 1,835,939 shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the Acquired Corporations holds any shares of Company Common Stock or any rights to acquire shares of Company Common Stock, other than the shares of Company Common Stock held in the Company's treasury referred to in the preceding sentence. None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company. To the knowledge of the Company, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. Except as set forth in Part 2.3(b) of the Company Disclosure Schedule, none of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities, except for the Company's right to repurchase restricted shares of Company Common Stock held by an employee of the Company upon termination of such employee's employment.

            (c)   As of April 15, 2005, 1,000,000 shares of Company Preferred Stock, designated as Series A Junior Participating Preferred Stock, were reserved for future issuance upon exercise of the rights (the "Company Rights") issued pursuant to the Rights Agreement dated as of October 25, 2001, between the Company and Mellon Investor Services LLC, as Rights Agent (the "Company Rights Agreement"). As of April 15, 2005: (i) 751,541 shares of Company Common Stock were reserved for future issuance pursuant to the Company's 2003 Employee

    Stock Purchase Plan (the "Company ESPP"); and (ii) 106,445 shares of Company Common Stock were reserved for future issuance pursuant to stock options not yet granted under the Company Option Plans. Part 2.3(c) of the Company Disclosure Schedule accurately sets forth the following information with respect to each Company Option and each share subject to any repurchase right of the Company, in each case that were outstanding as of April 15, 2005: (A) the particular Company Option Plan (if any) pursuant to which such Company Option was granted; (B) the employee identification number of the holder of such Company Option or the shares subject to such repurchase right; (C) the number of shares of Company Common Stock subject to such Company Option or repurchase right; (D) the exercise price of such Company Option; (E) the date on which such Company Option was granted or the shares subject to such repurchase right were issued; (F) the extent to which such Company Option is vested and exercisable or the extent to which the shares subject to such repurchase right have vested; (G) the date on which such Company Option expires; and (H) whether the vesting of such Company Option or the shares subject to such repurchase right would be accelerated, in whole or in part, as a result of the Merger or any of the other Contemplated Transactions, alone or in combination with any termination of employment or other event. The Company has delivered to Parent accurate and complete copies of: (1) each Company Option Plan; (2) each other stock option plan pursuant to which any of the Acquired Corporations has ever granted stock options to the extent that any options remain outstanding thereunder; (3) each stock option plan under which any Entity has granted stock options that were ever assumed by any of the Acquired Corporations to the extent that any options remain outstanding thereunder; and (4) the standard form of stock option agreement for each Company Option Plan and each standard form of stock option agreement used in connection with outstanding "non-plan" Company Options granted by any Acquired Corporation.

            (d)   Except as set forth in Section 2.3(c) or in Part 2.3(c) or Part 2.3(d) of the Company Disclosure Schedule (with respect to the aggregate data therein), as of the date of this Agreement, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; or (iii) stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

            (e)   All outstanding shares of Company Common Stock, and all options and other securities of the Acquired Corporations, have been issued and granted in compliance with all requirements set forth in applicable Contracts, except where such noncompliance would not have, and would not reasonably be expected to have or result in, a Company Material Adverse Effect.

            (f)    All of the outstanding shares of capital stock of each of the Company's Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights and are owned beneficially and of record by the Company (except with respect to those Company's Subsidiaries organized under the laws of foreign jurisdictions where shares of capital stock are required under applicable Legal Requirements to be held by one or more directors, employees or agents of such Subsidiary), free and clear of any material Encumbrances (other than restrictions on transfer imposed by applicable securities laws).

          2.4   SEC Filings; Financial Statements.

            (a)   The Company has delivered (or made available on the SEC website) to Parent accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Company with, and all Company Certifications (as defined below) filed or furnished by the Company with or to, the SEC since January 1, 2003, including all amendments thereto (collectively, the "Company SEC Documents"). All statements, reports, schedules, forms and other documents required to have been filed or furnished by the Company with or to the SEC since January 1, 2003 have been so filed or furnished on a timely basis. None of the Company's Subsidiaries is required to file or furnish any documents with or to the SEC. As of the time it was filed with or furnished to the SEC: (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected: (A) in the case of Company SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing or furnishing of the applicable amending or superseding Company SEC Document; and (B) in the case of Company SEC Documents filed or furnished after the date of this Agreement that are amended or superseded prior to the Effective Time, by the filing or furnishing of the applicable amending or superseding Company SEC Document. Each of the certifications and statements relating to the Company SEC Documents required by: (1) the SEC's Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460); (2) Rule 13a-14 or 15d-14 under the Exchange Act; or (3) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) (collectively, the "Company Certifications") is accurate and complete, and complied as to form and content with all applicable Legal Requirements in effect at the time such Company Certification was filed with or furnished to the SEC.

            (b)   The Acquired Corporations maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the Acquired Corporations required to be disclosed by the Company in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of such reports. The Company has delivered to Parent accurate and complete copies of all material policies, manuals and other documents promulgating, such disclosure controls and procedures. The Company is, and has at all times since January 1, 2003 been, in compliance with the applicable listing and other rules and regulations of The NASDAQ Stock Market and has not since January 1, 2003 received any notice from The NASDAQ Stock Market asserting any non-compliance with any of such rules and regulations.

            (c)   The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments), and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods covered thereby. No financial statements of any Person other than the Acquired Corporations are required by GAAP to be included in the consolidated financial statements of the Company.

            (d)   The Company has delivered to Parent the condensed, unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2005 and the condensed, unaudited consolidated statement of income of the Company and its Subsidiaries for the fiscal year then ended (the "2005 Financial Statements"). The 2005 Financial Statements: (i) except as set forth in Part 2.4(d)(i) of the Company Disclosure Schedule, were prepared in accordance with GAAP applied on a basis consistent with the basis on which the financial statements contained in the Company SEC Documents were prepared (except that the 2005 Financial Statements do not contain footnotes); and (ii) fairly present in all material respects the condensed, unaudited consolidated financial position of the Company and its Subsidiaries as of March 31, 2005 and the condensed, unaudited consolidated results of operations of the Company and its Subsidiaries for the fiscal year then ended.

            (e)   To the knowledge of the Company, the Company's auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) "independent" with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. All non-audit services (as defined in Section 2(a)(8) of the Sarbanes-Oxley Act) performed by the Company's auditors for the Acquired Corporations were approved as required by Section 202 of the Sarbanes-Oxley Act.

            (f)    The Acquired Corporations maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has delivered to Parent accurate and complete copies of all material policies, manuals and other documents promulgating such internal accounting controls.

            (g)   Part 2.4(g) of the Company Disclosure Schedule lists, and the Company has delivered to Parent accurate and complete copies of the documentation creating or governing, all securitization transactions and "off-balance sheet arrangements" (as defined in Item 303(c) of Regulation S-K under the Exchange Act) currently in effect or effected by any of the Acquired Corporations since January 1, 2003.

          2.5   Absence of Changes.    Except as set forth in Part 2.5 of the Company Disclosure Schedule, between December 31, 2004 and the date of this Agreement:

            (a)   there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would have or would reasonably be expected to have or result in a Company Material Adverse Effect;

            (b)   there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of any of the Acquired Corporations (whether or not covered by insurance);

            (c)   none of the Acquired Corporations has: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of any Acquired Corporation, other than pursuant to the Company's right to repurchase restricted shares of Company Common Stock held by an employee of the Company upon termination of such employee's employment;

            (d)   the Company has not amended or waived any of its rights or obligations under, or permitted the acceleration of vesting under: (i) any provision of any of the Company Option Plans; (ii) any provision of any Contract evidencing any outstanding Company Option; (iii) any restricted stock agreement; (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock) or (v) the Change in Control Resolutions;

            (e)   there has been no amendment to the certificate of incorporation or bylaws of the Company, and none of the Acquired Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

            (f)    the Acquired Corporations have not made capital expenditures that in the aggregate exceed $2,000,000;

            (g)   none of the Acquired Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any material account receivable or other material indebtedness;

            (h)   none of the Acquired Corporations has: (i) lent money to any Person (other than: (A) pursuant to, and in accordance with the terms of, a Company Employee Plan intended to be qualified under Section 401(a) of the Code; and (B) routine travel and business expense advances and sales commission draws made to employees in the ordinary course of business); or (ii) incurred or guaranteed any indebtedness for borrowed money;

            (i)    none of the Acquired Corporations has: (i) entered into any Company Employee Agreement; (ii) caused or permitted any Company Employee Plan to be amended in a manner that would result in a material increase in the benefits to be paid or provided thereunder; or (iii) materially increased the amount of compensation or remuneration payable to any of its directors or officers;

            (j)    none of the Acquired Corporations has waived any "standstill" provision;

            (k)   none of the Acquired Corporations has changed any of its methods of accounting or accounting practices in any material respect, except as required by concurrent changes in GAAP or SEC rules and regulations;

            (l)    none of the Acquired Corporations has made any material Tax election;

            (m)  none of the Acquired Corporations has commenced or settled any material Legal Proceeding;

            (n)   none of the Acquired Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

            (o)   none of the Acquired Corporations has agreed or committed to take any of the actions referred to in clauses "(c)" through "(n)" above.

          2.6   Title to Assets.    The Acquired Corporations own, and have good and valid title to, all material assets purported to be owned by them, including all material assets reflected on the Company Unaudited Balance Sheet (except for assets sold or otherwise disposed of since the date of the Company Unaudited Balance Sheet). To the knowledge of the Company, all of said assets are owned by the Acquired Corporations free and clear of any Encumbrances, except for: (i) any lien for current taxes not yet due and payable; (ii) liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations; and (iii) liens described in Part 2.6 of the Company Disclosure Schedule. The Acquired Corporations are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including all material assets reflected as leased on the Company Unaudited Balance Sheet (it being understood that the representations and warranties contained in this Section 2.6 do not apply to ownership of, or Encumbrances with respect to, Intellectual Property, which matters are addressed in the representations and warranties set forth in Section 2.9).

          2.7   Loans; Customers.

            (a)   Part 2.7(a) of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the Acquired Corporations to any Company Associate, other than routine travel and business expense advances made to directors or officers or other employees in the ordinary course of business.

            (b)   Part 2.7(b)(i) of the Company Disclosure Schedule accurately identifies the Acquired Corporations' top 25 customers for each of the fiscal years ended March 31, 2004 and March 31, 2005. The Company has not received any written notice indicating that any customer or other Person identified or required to be identified in Part 2.7(b)(i) of the Company Disclosure Schedule expects to cease dealing with any of the Acquired Corporations. Part 2.7(b)(ii) of the Company Disclosure Schedule identifies, as of the date of this Agreement, each Person that, pursuant to any Company Contract, is required to pay to an Acquired Corporation after the date of this Agreement $1,000,000 or more in cash if any payments under such Contract have not been recognized as revenue by any Acquired Corporation on or prior to the date of this Agreement. The Company has delivered to Parent information setting forth: (A) the amount of cash that the Acquired Corporations expect to receive from each Person referred to in the immediately preceding sentence; and (B) the fiscal quarter in which the Acquired Corporations expect to receive such cash (it being understood that no representation or warranty is being made pursuant to this sentence as to whether or when such amounts will actually be received by the Acquired Corporations).

          2.8   Real Property; Leasehold.

            (a)   Part 2.8(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all real property owned by any of the Acquired Corporations. (The real property identified in Part 2.8(a) of the Company Disclosure Schedule and all buildings, structures, fixtures and other improvements located on such real property are referred to as the "Owned Real Property.") The Acquired Corporations have good, marketable and indefeasible fee title to the Owned Real Property, free and clear of any Encumbrances, except for: (A) any lien for current taxes not yet due and payable; (B) liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations; and (C) liens described in Part 2.8(a) of the Company Disclosure Schedule.

            (b)   Part 2.8(b) of the Company Disclosure Schedule sets forth an accurate and complete list of each lease: (i) pursuant to which any real property is being leased to any Acquired Corporation; and (ii) having aggregate lease payments in excess of $100,000 over the 12-month period commencing on the date of this Agreement. (All real property leased to the Acquired Corporations is referred to as the "Leased Real Property," and, together with the Owned Real Property, as the "Company Real Property.")

            (c)   Part 2.8(c) of the Company Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other Company Contracts: (i) granting to any Person (other than any Acquired Corporation) a right of use or occupancy of any of the Company Real Property; and (ii) having aggregate payments in excess of $100,000 over the 12-month period commencing on the date of this Agreement.

          2.9   Intellectual Property.

            (a)   The Company has delivered to Parent a complete and accurate list of all Company Products. Part 2.9(a) of the Company Disclosure Schedule accurately identifies:

              (i)    in Part 2.9(a)(i) of the Company Disclosure Schedule: (A) each item of Company Registered IP; and (B) the jurisdiction in which such item of Company Registered IP has been registered or filed; and

              (ii)   in Part 2.9(a)(ii) of the Company Disclosure Schedule, each Contract pursuant to which any Intellectual Property Rights or Intellectual Property, in each case needed for the development and/or distribution of, or incorporated in, the Company Products, is licensed to any Acquired Corporation (other than: (A) software license agreements for any third-party non-customized software that is generally available to the public at a cost of less than $100,000; and (B) agreements entered into by any Acquired Corporation in the ordinary course of business) (for purposes of this Agreement, a covenant not to sue or not to assert infringement claims shall be deemed to be equivalent to a license).

            (b)   The Company has delivered to Parent an accurate and complete copy of each standard form of the following documents and Contracts used by any Acquired Corporation at any time since January 1, 2003: (i) terms and conditions with respect to the sale, lease, license or provisioning of any Company Product (other than a Company Product in beta form) or Company Product Software; (ii) employee agreement or similar Contract containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (iii) consulting or independent contractor agreement or similar Contract containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (iv) confidentiality or nondisclosure agreement or similar Contract.

            (c)   The Acquired Corporations exclusively own each material item of Company Owned IP free and clear of any Encumbrances, except: (x) non-exclusive licenses granted by any Acquired Corporation in connection with the sale or license of Company Products in the ordinary course of business; and (y) as would not, and would not reasonably be expected to, materially interfere with the use of such Company Owned IP. Without limiting the generality of the foregoing:

              (i)    except as would not be, and would not reasonably be expected to be, material to the Acquired Corporations taken as a whole, the Acquired Corporations have and enforce a policy of securing from each current or former employee or director, or current or former natural person who is or was an independent contractor or consultant, in each case who is or was involved in the creation or development of any Company Owned IP, a valid and enforceable agreement containing an irrevocable assignment of Intellectual Property Rights to an Acquired Corporation;

              (ii)   except as would not be, and would not reasonably be expected to be, material to the Acquired Corporations taken as a whole, the Acquired Corporations have and enforce a policy of securing from each current or former employee or director, or current or former natural person who is or was an independent contractor or consultant of an Acquired Corporation, in each case who has access to any confidential information of any Acquired Corporation or to any information of any other Person that any Acquired Corporation is obligated to keep confidential, confidentiality provisions protecting the confidentiality of such information;

              (iii) to the knowledge of the Company, no Company Associate has any claim, right (whether or not currently exercisable) or interest to or in any Company Owned IP;

              (iv)  to the knowledge of the Company, no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution have been or are being used to develop or create, in whole or in part, any Company Owned IP;

              (v)   each Acquired Corporation has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all material proprietary information held by any of the Acquired Corporations, or purported to be held by any of the Acquired Corporations, as a trade secret;

              (vi)  none of the Acquired Corporations is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or obligate any of the Acquired Corporations to grant or offer to any other Person any license or right to any Company Owned IP that is material to the Acquired Corporations taken as a whole; and

              (vii) to the knowledge of the Company, the Acquired Corporations own or otherwise have, and immediately after the Closing the Surviving Corporation will continue to have, all Intellectual Property Rights needed to design, develop, manufacture, reproduce, market, license, sell, offer for sale, import, distribute, perform, display, create derivative works with respect to and/or use the Company Products (other than a Company Product in beta form) in all material respects.

            (d)   All Company Registered IP (other than pending applications) is subsisting and, to the knowledge of the Company, is valid and enforceable. Without limiting the generality of the foregoing:

              (i)    all filings, payments and other actions required to be made or taken by an Acquired Corporation to maintain each item of Company Registered IP in full force and effect have been properly made and taken; and

              (ii)   no interference, opposition, reissue, reexamination, cancellation or other Legal Proceeding of any nature is or has been pending or, to the knowledge of the Company, threatened, in which the scope, validity or enforceability of any Company Registered IP is being, has been or would reasonably be expected to be contested or challenged, that, if adversely determined, would materially and adversely affect such scope, validity or enforceability.

            (e)   Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or could reasonably be expected to, with or without notice or the lapse of time, and as a result of any Company Contract, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any Company Owned IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company Owned IP, except, in each case, as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.

            (f)    To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, and no Person is infringing, misappropriating or otherwise violating, any Company Owned IP, except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.

            (g)   To the knowledge of the Company, no Company Owned IP (and none of the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, performance, display, creation derivative works with respect to and/or use of any Company Products) has ever infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person, except as would not result in and would not reasonably be expected to result in any liability that is material to the Acquired Corporations taken as a whole.

            (h)   No claim or Legal Proceeding with respect to infringement, misappropriation or violation of any Intellectual Property Right is or, since January 1, 2003, has been pending or, to the knowledge of the Company, threatened in writing against any Acquired Corporation or, to the knowledge of the Company, against any other Person who is, or has asserted or could reasonably be expected to assert that it is, entitled to be indemnified, defended, held harmless or reimbursed by any Acquired Corporation with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded), except as would not result in and would not reasonably be expected to result in any liability that is material to the Acquired Corporations taken as a whole.

            (i)    Except as set forth in Part 2.9(i) of the Company Disclosure Schedule, since January 1, 2004, none of the Acquired Corporations has received any written notice relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person by any of the Acquired Corporations, the Company Products or the Company Product Software.

            (j)    None of the Company Product Software that is redistributed with Company Products is subject to any "copyleft" or other obligation or condition (including any obligation or condition under any "open source" license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that requires or would reasonably be expected to require, or conditions or would reasonably be expected to condition, the use or distribution of such Company Product Software on, the disclosure, licensing or distribution of any Company Source Code (other than the source code for the in-licensed portion of such Company Product Software).

            (k)   No Company Source Code has been licensed or made available to any escrow agent or other Person (other than Company Associates).

          2.10 Contracts.

            (a)   Part 2.10 of the Company Disclosure Schedule identifies each Company Contract that constitutes a Company Significant Contract (as defined below) as of the date of this Agreement. For purposes of this Agreement, each of the following shall be deemed to constitute a "Company Significant Contract":

              (i)    any Contract: (A) constituting a Company Employment Agreement with any Company Employee (other than an International Employee) and providing for termination of employment other than on an "at will" basis; (B) pursuant to which any of the Acquired Corporations is or may become obligated to make any severance, termination or similar payment to any Company Associate or any spouse, heir or Representative of any Company Associate; (C) pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary or commissions paid in the ordinary course of business) in excess of $50,000 to any Company Associate; or (D) pursuant to which any of the Acquired Corporations is or may become obligated to accelerate the vesting of, or otherwise modify, any stock option, restricted stock, stock appreciation right or other equity interest in any of the Acquired Corporations;

              (ii)   any Contract identified or required to be identified in Part 2.9 of the Company Disclosure Schedule;

              (iii) any Contract with any distributor and any Contract with any other reseller or sales representative that provides exclusive rights to any third party;

              (iv)  any Contract that provides for: (A) reimbursement of any Company Associate for, or advancement to any Company Associate of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof; or (B) indemnification of any Company Associate;

              (v)   any Contract imposing any restriction on the right or ability of any Acquired Corporation: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to solicit, hire or retain any Person as a director, an officer or other employee, a consultant or an independent contractor; (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (E) to perform services for any other Person; or (F) to transact business with any other Person, which restriction would or would reasonably be expected to materially and adversely affect the conduct of the business of the Acquired Corporations as currently conducted, or the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, performance, display, creation of derivative works with respect to and/or use of any Company Product;

              (vi)  any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity (including any indemnity with respect to Intellectual Property or Intellectual Property Rights) or similar obligation, other than Contracts entered into in the ordinary course of business;

              (vii) any master agreement with a financial institution relating to any currency hedging;

              (viii) any Contract requiring that any of the Acquired Corporations give any notice or provide any information to any Person prior to responding to any Acquisition Proposal, prior to considering or accepting any Acquisition Proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction;

              (ix)  any Contract relating to: (A) the lease or sublease of Company Real Property, other than leases or subleases that do not involve aggregate payments in excess of $100,000 over the 12-month period commencing on the date of this Agreement; or (B) the ownership of Company Real Property;

              (x)   any Contract constituting or relating to a Government Contract or Government Bid that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $500,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $500,000 in the aggregate;

              (xi)  any Contract that: (A) involved the payment or delivery of cash or other consideration in an amount or having a value in excess of $1,000,000 in the fiscal year ended March 31, 2005; (B) requires by its terms the payment or delivery of cash or other consideration in an amount or having a value in excess of $1,000,000 in the fiscal year ending March 31, 2006; (C) involved the performance of services having a value in excess of $1,000,000 in the fiscal year ended March 31, 2005; or (D) requires by its terms the performance of services having a value in excess of $1,000,000 in the fiscal year ending March 31, 2006; and

              (xii) any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of any Acquired Corporation; or (B) any "no shop" provision or similar exclusivity provision with respect to any securities or assets of any Acquired Corporation.

The Company has delivered to Parent an accurate and complete copy of each Company Contract that constitutes a Company Significant Contract.

            (b)   Each Company Contract is: (i) valid and in full force and effect; and (ii) is enforceable in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies, except, in the case of clauses "(i)" and "(ii)" of this sentence, as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect,.

            (c)   Except as set forth in Part 2.10(c) of the Company Disclosure Schedule: (i) none of the Acquired Corporations has violated or breached, or committed any default under, any Company Contract; (ii) to the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Contract; (iii) to the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to: (A) result in a violation or breach of any of the provisions of any Company Contract; (B) give any Person the right to declare a default under any Company Contract; (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Contract; (D) give any Person the right to accelerate the maturity or performance of any Company Contract; (E) result in the disclosure, release or delivery of any Company Source Code; or (F) give any Person the right to cancel, terminate or modify any Company Contract; and (iv) since January 1, 2004, none of the Acquired Corporations has received any written notice regarding any actual or possible violation or breach of, or default under, any Company Contract, except, in the case of clauses "(i)" through "(iv)" of this sentence, as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.

          2.11 Liabilities.    None of the Acquired Corporations has any material accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified as such, or specifically reserved against, in the Company Unaudited Balance Sheet; (b) liabilities that have been incurred by the Acquired Corporations since the date of the Company Unaudited Balance Sheet in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the Acquired Corporations pursuant to the express terms of Company Contracts; (d) liabilities to pay legal, investment banking and other professional advisory fees incurred by the Acquired Corporations in connection with the Contemplated Transactions; and (e) liabilities described in Part 2.11 of the Company Disclosure Schedule.

          2.12 Compliance with Legal Requirements.    Each of the Acquired Corporations is, and has at all times since January 1, 2003 been, in compliance in all material respects with all applicable Legal Requirements, including Environmental Laws (as defined in Section 2.17(d)) and Legal Requirements relating to employment, privacy law matters, exportation of goods and services, securities law matters and Taxes, except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect. Since January 1, 2004, none of the Acquired Corporations has received any written notice from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.

          2.13 Certain Business Practices.    None of the Acquired Corporations, and, to the knowledge of the Company, no Representative of any of the Acquired Corporations with respect to any matter relating to any of the Acquired Corporations, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other unlawful payment.

          2.14 Governmental Authorizations.

            (a)   The Acquired Corporations hold all material Governmental Authorizations necessary to enable the Acquired Corporations to conduct their respective businesses substantially in the manner in which such businesses are currently being conducted. All such Governmental Authorizations are valid and in full force and effect, except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect. Each Acquired Corporation is, and at all times since January 1, 2003 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Since January 1, 2004, none of the Acquired Corporations has received any written notice from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

            (b)   Part 2.14(b) of the Company Disclosure Schedule describes the terms of each grant, incentive or subsidy provided or made available to or for the benefit of any of the Acquired Corporations by any U.S. federal, state or local Governmental Body or any foreign Governmental Body or otherwise. Each of the Acquired Corporations is in compliance in all material respects with all of the terms and requirements of each grant, incentive and subsidy identified or required to be identified in Part 2.14(b) of the Company Disclosure Schedule. Neither the execution or delivery of this Agreement, nor the consummation of the Merger or any of the other Contemplated Transactions, with or without notice or lapse of time, gives any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify any grant, incentive or subsidy identified or required to be identified in Part 2.14(b) of the Company Disclosure Schedule, the effect of which would or would reasonably be expected to be material to the Acquired Corporations taken as a whole.

          2.15 Tax Matters.

            (a)   Each of the material Tax Returns required to be filed by or on behalf of the respective Acquired Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Acquired Corporation Returns"): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Acquired Corporation Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

            (b)   The Company Unaudited Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through the date of this Agreement in accordance with GAAP, except for liabilities for Taxes incurred since the date of the Company Unaudited Balance Sheet in the operation of the business of the Acquired Corporations. The Company will establish, prior to the Closing Date, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the date of the Company Unaudited Balance Sheet through the Closing Date.

            (c)   No Acquired Corporation and no Acquired Corporation Return is currently subject to (or since January 1, 2003 has been subject to) an audit by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Acquired Corporation Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from any Acquired Corporation.

            (d)   No claim or Legal Proceeding is pending or, to the knowledge of the Company, has been threatened in writing against or with respect to any Acquired Corporation in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by any Acquired Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Acquired Corporations and with respect to which adequate reserves for payment have been established on the Company Unaudited Balance Sheet). There are no liens for material Taxes upon any of the assets of any of the Acquired Corporations except liens for current Taxes not yet due and payable. None of the Acquired Corporations has been, and none of the Acquired Corporations will be, required to include any material adjustment in taxable income for any tax period (or portion thereof) ending after the Closing Date pursuant to Section 481 or 263A of the Code (or any comparable provision of state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

            (e)   No written notice has ever been delivered by any Governmental Body to an Acquired Corporation in a jurisdiction where an Acquired Corporation does not file a Tax Return that it is or may be subject to taxation by that jurisdiction which has resulted or could reasonably be expected to result in an obligation to pay material Taxes.

            (f)    There are no Contracts relating to allocating or sharing of Taxes to which any Acquired Corporation is a party. None of the Acquired Corporations is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any Person with respect to any amounts of such Person's Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes) or is a party to any Contract providing for payments by an Acquired Corporation with respect to any amount of Taxes of any other Person.

            (g)   No Acquired Corporation has constituted either a "distributing corporation" or a "controlled corporation" within the meaning of Section 355(a)(1)(A) of the Code within the previous two years. No Acquired Corporation is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

            (h)   No Acquired Corporation has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which an Acquired Corporation may be subject, other than the affiliated group of which the Company is the common parent.

            (i)    The Company has delivered to Parent accurate and complete copies of all federal and California income Tax Returns of the Acquired Corporations for all Tax years that remain open or are otherwise subject to audit, and all other material Tax Returns of the Acquired Corporations filed since December 31, 2001.

            (j)    The Company has disclosed on its federal income Tax Returns all positions that could give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Legal Requirement.

            (k)   No Acquired Corporation has participated in, or is currently participating in, a "Listed Transaction" or a "Reportable Transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or similar transaction under any corresponding or similar Legal Requirement.

          2.16 Employee and Labor Matters; Benefit Plans.

            (a)   Except: (i) as set forth in Part 2.16(a) of the Company Disclosure Schedule; and (ii) for International Employees, the employment of each of the Company Employees is terminable by the applicable Acquired Corporation at will.

            (b)   To the knowledge of the Company: (i) no officer or other employee at the level of Vice President or above or having a base salary of at least $175,000 has communicated any intention to terminate his or her employment with any of the Acquired Corporations; and (ii) no Company Employee is a party to or is bound by any noncompetition agreement or other Contract (with any Person) that may have a material effect on the business or operations of any of the Acquired Corporations.

            (c)   Except as set forth in Part 2.16(c) of the Company Disclosure Schedule, as of the date of this Agreement, none of the Acquired Corporations is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of any of the Acquired Corporations. Since January 1,

    2003, there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any of the Acquired Corporations or any of their employees. There is not now pending, and, to the knowledge of the Company, no Person has threatened in writing to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding representation or union organizing activity or any similar activity. There is no claim or grievance (or, in the case of workers' compensation policies and long term disability policies, material claim or grievance) pending or, to the knowledge of the Company, threatened in writing relating to any employment Contract, wages and hours, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers' compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any Company Associate, including charges of unfair labor practices or harassment complaints.

            (d)   None of the current or former independent contractors of any of the Acquired Corporations could be reclassified as an employee, except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.

            (e)   The Company has delivered to Parent an accurate and complete list, by country and as of the date hereof, of each Company Employee Plan and each Company Employee Agreement: (i) involving obligations in excess of $175,000; or (ii) that constitutes a "material contract" (as such term defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC). Except as provided in this Agreement, none of the Acquired Corporations intends, and none of the Acquired Corporations has committed, to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements).

            (f)    The Company has delivered to Parent accurate and complete copies of, as of the date of this Agreement: (i) all documents setting forth the material terms of each Company Employee Plan, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under applicable Legal Requirements in connection with each Company Employee Plan; (iii) if the Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Employee Plan assets, if any; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (v) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (vi) all material correspondence since January 1, 2003 to or from any Governmental Body relating to any Company Employee Plan; (vii) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (viii) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

            (g)   Each of the Acquired Corporations and Company Affiliates has performed in all material respects all obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms, except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code (or has applied, or has time remaining in which to apply, to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination letter). All Company Pension Plans required to have been approved by any foreign Governmental Body have been so approved, no such approval has been revoked (or, to the knowledge of the Company, has revocation been threatened) and, to the knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Company Pension Plan that would reasonably be expected to materially affect any such approval relating thereto or materially increase the costs relating thereto. To the knowledge of the Company, each Company Employee Plan intended to be tax qualified under applicable Legal Requirements is so tax qualified, and no event has occurred and no circumstance or condition exists that could reasonably be expected to result in the disqualification of any such Company Employee Plan. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. Each Company Employee Plan (other than any Company Employee Plan to be terminated prior to the Effective Time in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liability to Parent, any of the Acquired Corporations or any Company Affiliate (other than any liability for ordinary administration expenses). There are no audits or inquiries pending or, to the knowledge of the Company, threatened in writing by the IRS, the DOL or any other Governmental Body with respect to any Company Employee Plan. None of the Acquired Corporations, and no Company Affiliate, has ever incurred: (i) any material penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code; or (ii) any material penalty or Tax under applicable Legal Requirements. Each of the Acquired Corporations and Company Affiliates has made all contributions and other payments required by and due under the terms of each Company Employee Plan.

            (h)   None of the Acquired Corporations, and no Company Affiliate, has ever maintained, established, sponsored, participated in or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; (ii) "multiemployer plan" within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. No Company Employee Plan is or has been funded by, associated with or related to a "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code. None of the Acquired Corporations, and no Company Affiliate, has ever maintained, established, sponsored, participated in or contributed to any Company Pension Plan in which stock of any of the Acquired Corporations or any Company Affiliate is or was held as a plan asset. The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Foreign Plan according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan, and no Contemplated Transaction will cause any such assets or insurance obligations to be less than such benefit obligations, except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect. There are no liabilities of the Acquired Corporations with respect to any Company Employee Plan that are not properly accrued and reflected in the financial statements of the Company in accordance with GAAP.

            (i)    None of the Acquired Corporations, and no Company Affiliate, maintains, sponsors or contributes to any Company Employee Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) and that is, in whole or in part, self-funded or self-insured. No Company Employee Plan provides (except at no cost to the Acquired Corporations or any Company Affiliate), or reflects or represents any liability of any of the Acquired Corporations or any Company Affiliate to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. To the knowledge of the Company, other than commitments made that involve no future costs to any of the Acquired Corporations or any Company Affiliate, none of the Acquired Corporations nor any Company Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Company Associate (either individually or to Company Associates as a group) or any other Person in a legally binding manner that such Company Associate(s) or other Person would be provided with post-termination or retiree life insurance, post-termination or retiree health benefit or other post-termination or retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

            (j)    Except as set forth in Part 2.16(j) of the Company Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will or could reasonably be expected to (either alone or upon the occurrence of termination of employment) constitute an event under the Change in Control Resolutions or any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate.

            (k)   Except: (i) as set forth in Part 2.16(k) of the Company Disclosure Schedule; or (ii) as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect, each of the Acquired Corporations and Company Affiliates: (A) is, and at all times has been, in compliance in all material respects with any Order or arbitration award of any court, arbitrator or any Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters; (B) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Associates; (C) is not liable for any arrears of wages or any taxes or any interest or penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (D) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, social charges or other benefits or obligations for Company Associates (other than routine payments to be made in the normal course of business and consistent with past practice), except as would not and would not reasonably be expected to result in any liability that is material to the Acquired Corporations taken as a whole.

            (l)    As of the date of this Agreement, there is no agreement, plan, arrangement or other Contract covering any Company Employee, and no payments have been made or will be made to any Company Employee, that, considered individually or considered collectively with any other such Contracts or payments, will, or could reasonably be expected to, be characterized as a "parachute payment" within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). No

    Acquired Corporation is a party to or has any obligation under any Contract to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code.

            (m)  Neither the execution nor the delivery of this Agreement, nor the carrying on of the business of any Acquired Corporation or any Company Affiliate as presently conducted nor any activity of any Company Employee in connection with the carrying on of the business of any Acquired Corporation or any Company Affiliate as presently conducted will or could reasonably be expected to, to the knowledge of the Company, conflict with, result in a breach of the terms, conditions or provisions of or constitute a default under any Contract under which any such Company Employee is now bound.

            (n)   Since January 1, 2003, none of the Acquired Corporations has effectuated a "plant closing," partial "plant closing," "relocation", "mass layoff" or "termination" (as defined in the Worker Adjustment and Retraining Notification Act or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Acquired Corporations.

            (o)   Except as set forth in Part 2.16(o) of the Company Disclosure Schedule, since January 1, 2002, no Acquired Corporation has undertaken any option re-pricing or option exchange program.

          2.17 Environmental Matters.

            (a)   Since January 1, 2003, none of the Acquired Corporations has received any written notice, whether from a Governmental Body, citizens group, Company Employee or otherwise, that alleges that any of the Acquired Corporations is not or might not be in compliance with any Environmental Law (as defined in Section 2.17(d)), except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect. To the knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by any of the Acquired Corporations with any Environmental Law in the future, except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.

            (b)   To the knowledge of the Company: (i) all Company Real Property and any other property that is or was leased to or controlled or used by any of the Acquired Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any material amount of any Materials of Environmental Concern (as defined in Section 2.17(d)) or material environmental contamination of any nature; (ii) none of the Company Real Property or any other property that is or was leased to or controlled or used by any of the Acquired Corporations contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the Company Real Property or any other property that is or was leased to or controlled or used by any of the Acquired Corporations contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released (as defined in Section 2.17(d)).

            (c)   No Acquired Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the "National Priorities List" of hazardous waste sites or any similar state list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take "removal" or "remedial" action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

            (d)   For purposes of this Agreement: (i) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law; and (iii) "Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

          2.18 Insurance.    Each material insurance policy and self-insurance program and arrangement relating to the business, assets and operations of the Acquired Corporations is in full force and effect. Since January 1, 2003, none of the Acquired Corporations has received any written notice regarding any actual or possible: (a) cancellation or invalidation of any material insurance policy; (b) refusal of any coverage or rejection of any material claim under any material insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any material insurance policy. There is no pending workers' compensation or other claim under or based upon any insurance policy of any of the Acquired Corporations involving an amount in excess of $100,000 in any individual case or $500,000 in the aggregate. With respect to each claim or Legal Proceeding that has been asserted or filed against the Company on or prior to the date of this Agreement, the Company has provided written notice of such claim or Legal Proceeding to the appropriate insurance carrier(s), if any, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such claim or Legal Proceeding, or informed the Company of its intent to do so.

          2.19 Transactions with Affiliates.    Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, during the period commencing on the date of the Company's last proxy statement filed with the SEC through the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Part 2.19 of the Company Disclosure Schedule identifies each Person who is (or who may be deemed to be) an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Company as of the date of this Agreement.

          2.20 Legal Proceedings; Orders.

            (a)   Except as set forth in Part 2.20(a) of the Company Disclosure Schedule: (i) there is no pending Legal Proceeding; and (ii) to the knowledge of the Company: (A) no Governmental Body has overtly threatened to commence any Legal Proceeding; and (B) no other Person has threatened in writing to commence any Legal Proceeding, in the case of clauses "(i)" and "(ii)" of this sentence: (1) to which any of the Acquired Corporations is a party or is threatened to become a party that would have or would reasonably be expected to have or result in a Company Material Adverse Effect; or (2) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger. None of the Legal Proceedings identified in Part 2.20(a) of the Company Disclosure Schedule has had or would reasonably be expected to have or result in a Company Material Adverse Effect.

            (b)   There is no Order to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject, except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect. To the knowledge of the Company, no officer or other key employee of any of the Acquired Corporations is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Corporations as it is currently conducted, except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.

          2.21 Authority; Binding Nature of Agreement.    The Company has the corporate right, power and authority to enter into and to perform and, subject to obtaining the Required Company Stockholder Vote (as defined in Section 2.23), consummate its obligations under this Agreement. The board of directors of the Company (at a meeting duly called and held) as of the date of this Agreement has: (a) unanimously determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Merger; (c) unanimously recommended the adoption of this Agreement by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company's stockholders at the Company Stockholders' Meeting; and (d) unanimously authorized and approved the execution and delivery of the Rights Agreement Amendment (as defined in Section 2.27). Assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          2.22 Inapplicability of Section 203 of the DGCL and other Anti-takeover Statutes.    The board of directors of the Company has taken all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery or performance of this Agreement, the Company Stockholder Voting Agreements or the Rights Agreement Amendment or to the consummation of the Merger or any of the other Contemplated Transactions. To the knowledge of the Company, except for Section 203 of the DGCL, no state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, the Rights Agreement Amendment, this Agreement, the Company Stockholder Voting Agreements or any of the Contemplated Transactions.

          2.23 Vote Required.    The affirmative vote of the holders of a majority of the voting power of the shares of Company Common Stock outstanding on the record date for the Company Stockholders' Meeting (the "Required Company Stockholder Vote") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement.

          2.24 Non-Contravention; Consents.    Assuming compliance with the applicable provisions of the DGCL, the HSR Act, any foreign Antitrust Laws and the rules and regulations of The NASDAQ Stock Market, except as set forth in Part 2.24 of the Company Disclosure Schedule, neither (1) the execution and delivery of this Agreement by the Company, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, will or would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

            (a)   contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations; or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Acquired Corporations;

            (b)   contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject;

            (c)   contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations;

            (d)   contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Company Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Company Contract; (iii) accelerate the maturity or performance of any such Company Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such Company Contract;

            (e)   result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations (except for liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations); or

            (f)    result in, or increase the likelihood of, the disclosure or delivery to any escrowholder or other Person of any Company IP (including Company Source Code), or the transfer of any material asset of any of the Acquired Corporations to any Person.

except, in the case of clauses "(a)" through "(f)" of this sentence, as would not and would not reasonably be expected to be material to the Acquired Corporations taken as a whole. Except: (A) as may be required by the Exchange Act, the DGCL, the HSR Act, any foreign Antitrust Law and the rules and regulations of The NASDAQ Stock Market (as they relate to the Joint Proxy Statement/Prospectus); and (B) as would not and would not reasonably be expected to be material to the Acquired Corporations taken as a whole, none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (1) the execution, delivery or performance of this Agreement; or (2) the consummation of the Merger or any of the other Contemplated Transactions.

          2.25 Fairness Opinion.    Prior to the execution of this Agreement, the Company's board of directors received an opinion from Morgan Stanley & Co. Incorporated ("Morgan Stanley"), financial advisor to the Company, to the effect that, as of April 17, 2005 and based upon and subject to the matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the stockholders of the Company.

          2.26 Financial Advisor.    Except for Morgan Stanley, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Corporations. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of Morgan Stanley.

          2.27 Company Rights Agreement.    The Company Rights Agreement has been amended to provide that: (a) neither Parent nor Merger Sub, nor any affiliate or associate of Parent or Merger Sub, shall be deemed to be an Acquiring Person (as defined in the Company Rights Agreement); (b) neither a Share Acquisition Date (as defined in the Company Rights Agreement) nor a Distribution Date (as defined in the Company Rights Agreement) shall be deemed to occur, and the Company Rights will not separate from the Company Common Stock, as a result of: (i) the execution, delivery or performance of this Agreement or the Company Stockholder Voting Agreements; or (ii) the consummation of the Merger or any of the other Contemplated

  Transactions; and (c) none of the Company, Parent, Merger Sub or the Surviving Corporation, nor any of their respective affiliates, shall have any obligations under the Company Rights Agreement to any holder (or former holder) of Company Rights as of or following the Effective Time (such amendment to the Company Rights Agreement being referred to as the "Rights Agreement Amendment").

          2.28 Disclosure.    None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of the Company or the stockholders of Parent or at the time of the Company Stockholders' Meeting (or any adjournment or postponement thereof) or the Parent Stockholders' Meeting (as defined in Section 5.3(a)) (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus based on information supplied by any party other than the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus.

  Section 3.    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub represent and warrant to the Company as follows (it being understood that each representation and warranty contained in this Section 3 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Parent Disclosure Schedule corresponding to the particular Section or subsection in this Section 3 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Company Disclosure Schedule by reference to another part or subpart of the Parent Disclosure Schedule; and (c) any exception or disclosure set forth in any other part or subpart of the Parent Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure is intended to qualify such representation and warranty):

          3.1   Due Organization.

            (a)   Parent and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and have all necessary power and authority: (i) to conduct their businesses in the manner in which their businesses are currently being conducted; (ii) to own and use their assets in the manner in which their assets are currently owned and used; and (iii) to perform their obligations under all Contracts by which they are bound, except, in the case of clauses "(i)" through "(iii)" of this sentence, as would not have and would not reasonably be expected to have or result in a Parent Material Adverse Effect.

            (b)   Each of Parent and Merger Sub (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except as would not have and would not reasonably be expected to have or result in a Parent Material Adverse Effect.

          3.2   Capitalization, Etc.

            (a)   As of the date of this Agreement, the authorized capital stock of Parent consists of: (i) 900,000,000 shares of Parent Common Stock; and (ii) 2,000,000 shares of Parent Preferred Stock, of which no shares are outstanding. As of April 15, 2005, 244,726,482 shares of Parent Common Stock were issued and outstanding. No shares of Parent Common Stock have been issued by Parent during the period commencing on April 16, 2005 and ending on the date of this Agreement. As of April 15, 2005, 33,445,812 shares of Parent Common Stock were subject to issuance pursuant to outstanding Parent Options. No Parent Options have been granted during the period commencing on April 16, 2005 and ending on the date of this Agreement.

            (b)   As of April 15, 2005, 200,000 shares of Parent Preferred Stock, designated as Series A Preferred Stock, were reserved for future issuance upon exercise of the rights issued pursuant to the Fourth Amended and Restated Rights Agreement dated as of July 1, 2000, between Parent and Computershare Investor Services, LLC, as Rights Agent. As of April 15, 2005: (i) 11,963,050 shares of Parent Common Stock were reserved for future issuance pursuant to Parent's 1997 Employee Stock Purchase Plan (the "Parent ESPP"); and (ii) 7,802,379 shares of Parent Common Stock were reserved for future issuance pursuant to stock options not yet granted under Parent's stock option plans. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable.

            (c)   Except as set forth in Sections 3.2(a) and 3.2(b), and except as set forth in Part 3.2(c) of the Parent Disclosure Schedule, as of the date of this Agreement, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent; or (iii) stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which Parent is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

          3.3   SEC Filings; Financial Statements.

            (a)   Parent has delivered to the Company (or made available on the SEC website) accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by Parent with, or Parent Certifications (as defined below) filed or furnished by Parent with or to, the SEC since January 1, 2003, including all amendments thereto (collectively, the "Parent SEC Documents"). All statements, reports, schedules, forms and other documents required to have been filed or furnished by Parent with or to the SEC since January 1, 2003 have been so filed or furnished on a timely basis. None of Parent's Subsidiaries is required to file or furnish any documents with or to the SEC. As of the time it was filed with or furnished to the SEC: (i) each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected: (A) in the case of Parent SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing or furnishing of the applicable amending or superseding Parent SEC Document; and (B) in the case of Parent SEC Documents filed or furnished after the date of this Agreement that are amended or superseded prior to the Effective Time, by the filing or furnishing of the applicable amending or superseding Parent SEC Document. Each of the certifications and statements relating to the Parent SEC Documents required by: (1) the SEC's Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460); (2) Rule 13a-14 or 15d-14 under the Exchange Act; or (3) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) (collectively, the "Parent Certifications") is accurate and complete, and complied as to form and content with all applicable Legal Requirements in effect at the time such Parent Certification was filed with or furnished to the SEC.

            (b)   Parent and its Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that all material information concerning Parent required to be disclosed by Parent in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of such reports. Parent is, and has at all times since January 1, 2003 been, in compliance with the applicable listing and other rules and regulations of The NASDAQ Stock Market and has not since January 1, 2003 received any notice from The NASDAQ Stock Market asserting any non-compliance with any of such rules and regulations.

            (c)   The consolidated financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (iii) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby.

            (d)   To the knowledge of Parent, Parent's auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) "independent" with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. All non-audit services (as defined in Section 2(a)(8) of the Sarbanes-Oxley Act) provided to Parent were approved as required by Section 202 of the Sarbanes-Oxley Act.

            (e)   Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          3.4   Absence of Changes.    Between March 4, 2005 and the date of this Agreement:

            (a)   there has not been any Parent Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would have or would reasonably be expected to have or result in a Parent Material Adverse Effect.

            (b)   except for the cash dividend payable on May 23, 2005 to stockholders of record on May 2, 2005, Parent has not: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, other than pursuant to Parent's right to repurchase restricted shares of Parent Common Stock held by an employee of Parent or any Subsidiary of Parent upon termination of such employee's employment and other than in the ordinary course of business consistent with past practices;

            (c)   there has been no amendment to the certificate of incorporation or bylaws of Parent, and neither Parent nor any Subsidiary of Parent has effected or been a party to any material merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

            (d)   except as set forth in the Parent SEC Documents, Parent has not changed any of its methods of accounting or accounting practices in any material respect, except as required by concurrent changes in GAAP or SEC rules and regulations;

            (e)   except as set forth in the Parent SEC Documents, Parent has not commenced or settled any material Legal Proceeding;

            (f)    Parent has not incurred any material liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, except for liabilities incurred in the ordinary course of business and liabilities incurred in connection with matters referred to in the Parent SEC Documents; and

            (g)   Parent has not agreed or committed to take any of the actions referred to in clauses "(b)" through "(f)" above.

          3.5   Intellectual Property.    To the knowledge of Parent, none of the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, performance, display, creation of derivative works with respect to and/or use of any products or services of Parent and Parent's Subsidiaries has ever infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person, except as would not have and would not reasonably be expected to have or result in a Parent Material Adverse Effect.

          3.6   Compliance with Legal Requirements.    Except as set forth in the Parent SEC Documents, Parent and its Subsidiaries are, and have at all times since January 1, 2003 been, in compliance in all material respects with all applicable Legal Requirements, including Environmental Laws and Legal Requirements relating to employment, privacy law matters, exportation of goods and services, securities law matters and Taxes, except as would not have and would not reasonably be expected to have or result in a Parent Material Adverse Affect.

          3.7   Certain Business Practices.    Parent has not, and, to the knowledge of Parent, no Representative of Parent with respect to any matter relating to Parent has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other unlawful payment.

          3.8   Legal Proceedings; Orders.

            (a)   Except as set forth in the Parent SEC Documents or in Part 3.8(a) of the Parent Disclosure Schedule: (i) there is no pending Legal Proceeding; and (ii) to the knowledge of Parent: (A) no Governmental Body has overtly threatened to commence any Legal Proceeding; and (B) no other Person has threatened in writing to commence any Legal Proceeding, in the case of clauses "(i)" and "(ii)" of this sentence: (1) to which Parent is a party or is threatened to become a party that would have or would reasonably be expected to have or result in a Parent Material Adverse Effect; or (2) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger. None of the Legal Proceedings identified in the Parent SEC Documents or in Part 3.8(a) of the Parent Disclosure Schedule has had or would reasonably be expected to have or result in a Parent Material Adverse Effect.

            (b)   There is no Order to which Parent, or any of the assets owned or used by Parent, is subject, except as would not have and would not reasonably be expected to have or result in a Parent Material Adverse Effect.

          3.9   Authority; Binding Nature of Agreement.    Subject to obtaining the Required Parent Stockholder Vote (as defined in Section 3.10) and the vote of Parent as the sole stockholder of Merger Sub with respect to the Merger, each of Parent and Merger Sub has the corporate right, power and authority to enter into and to perform its obligations under this Agreement. The board of directors of Parent (at a meeting duly called and held or acting by written consent) as of the date of this Agreement has: (a) unanimously determined that the issuance of Parent Common Stock in the Merger is advisable and fair to, and in the best interests of, Parent and its stockholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by Parent and unanimously approved the Merger; and (c) unanimously recommended the approval of the issuance of Parent Common Stock in the Merger by the holders of Parent Common Stock and directed that the issuance of Parent Common Stock in the Merger be submitted for consideration by Parent's stockholders at the Parent Stockholders' Meeting. The board of directors of Merger Sub (by unanimous written consent) has: (i) unanimously determined that the Merger is advisable and fair to, and in the best interests of, Merger Sub and its stockholder; (ii) unanimously authorized and approved the execution, delivery and performance of this Agreement by Merger Sub and unanimously approved the Merger; and (iii) unanimously recommended the adoption of this Agreement by the stockholder of Merger Sub and directed that this Agreement and the Merger be submitted for consideration by the stockholder of Merger Sub. Assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

          3.10 Vote Required.    The only vote of Parent's stockholders required to approve the issuance of Parent Common Stock in the Merger is the vote prescribed by Marketplace Rule 4350 of the National Association of Securities Dealers (the "Required Parent Stockholder Vote").

          3.11 Ownership of Company Common Stock.    Neither Parent nor any Subsidiary of Parent owns more than 15% of the outstanding voting stock of the Company within the meaning of Section 203 of the DGCL.

          3.12 Non-Contravention; Consents.    Assuming compliance with the applicable provisions of the Securities Act, the Exchange Act, the DGCL, state securities or "blue sky" laws, the HSR Act, any foreign Antitrust Laws and the rules and regulations of the Parent Primary Exchange, neither (1) the execution and delivery of this Agreement by Parent and Merger Sub, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, will or would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

            (a)   contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of incorporation or bylaws of Parent or Merger Sub; or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Parent or Merger Sub;

            (b)   contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Parent or Merger Sub, or any of the assets owned or used by Parent or Merger Sub, is subject; or

            (c)   contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract of Parent, or give any Person the right to: (i) declare a default or exercise any remedy under any such Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Contract; (iii) accelerate the maturity or performance of any such Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such Contract;

  except, in the case of clauses "(a)" through "(c)" of this sentence, as would not have and would not reasonably be expected to have or result in a Parent Material Adverse Effect. Except: (A) as may be required by the Securities Act, the Exchange Act, the DGCL, the HSR Act, any foreign Antitrust Law and the rules and regulations of the Parent Primary Exchange; and (B) as would not have and would not reasonably be expected to have or result in a Parent Material Adverse Effect, neither Parent nor Merger Sub was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (1) the execution, delivery or performance of this Agreement; or (2) the consummation of the Merger or any of the other Contemplated Transactions.

          3.13 Fairness Opinion.    Prior to the execution of this Agreement, Parent's board of directors received an opinion from Goldman, Sachs & Co., financial advisor to Parent, to the effect that, as of April 17, 2005 and based upon and subject to the matters set forth therein, the Exchange Ratio is fair to Parent from a financial point of view.

          3.14 Financial Advisor.    Except for Goldman, Sachs & Co., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Parent.

          3.15 Valid Issuance.    The Parent Common Stock to be issued in the Merger, including the Parent Common Stock to be issued upon the exercise of assumed and converted Company Options, has been duly authorized and will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable and will not be subject to any restriction on resale under the Securities Act, other than restrictions imposed by Rules 144 and 145 under the Securities Act.

          3.16 Disclosure.    None of the information to be supplied by or on behalf of Parent for inclusion in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information to be supplied by or on behalf of Parent for inclusion in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of the Company or the stockholders of Parent or at the time of the Company Stockholders' Meeting (or any adjournment or postponement thereof) or the Parent Stockholders' Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus based on information supplied by any party other than Parent or Merger Sub for inclusion or incorporation by reference in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus.

  Section 4.    CERTAIN COVENANTS OF THE PARTIES

          4.1   Access and Investigation.    During the period commencing on the date of this Agreement and ending as of the earlier of the Effective Time or the termination of this Agreement (the "Pre-Closing Period"), the Company shall, and shall cause the respective Representatives of the Acquired Corporations to: (a) provide Parent and Parent's Representatives with reasonable access during normal business hours to the Acquired Corporations' Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; and (b) provide Parent and Parent's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations as Parent may reasonably request. During the Pre-Closing Period, the Company shall, and shall cause the Representatives of each of the Acquired Corporations to, permit Parent's senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of the Company responsible for the Company's financial statements and the internal controls of the Acquired Corporations to discuss such matters as Parent may deem necessary or appropriate in order to enable Parent to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period: (i) the Company shall promptly provide Parent with copies of: (A) upon the request of Parent, unaudited monthly consolidated balance sheets of the Acquired Corporations and the related unaudited monthly consolidated statements of operations, and, if prepared, statements of cash flows; and (B) subject to applicable Antitrust Laws, any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Acquired Corporations in connection with the Merger or any of the other Contemplated Transactions; and (ii) subject to applicable Antitrust Laws, Parent shall promptly provide the Company or the Company's Representatives with copies of any material notice, report or other document filed with or sent to any Governmental Body on behalf of Parent or Merger Sub in connection with the Merger or any of the other Contemplated Transactions.

          4.2   Operations Prior to Closing.

            (a)   During the Pre-Closing Period: (i) the Company shall conduct its business and operations, and shall cause each of the Acquired Corporations to conduct its business and operations, in the ordinary course and in accordance with past practices; (ii) the Company shall use commercially reasonable efforts to conduct its business and operations, and shall use commercially reasonable efforts to cause each of the other Acquired Corporations to conduct its business and operations, in material compliance with all applicable Legal Requirements and the requirements of all Company Contracts that constitute Company Significant Contracts; (iii) the Company shall use commercially reasonable efforts to attempt to ensure that each of the Acquired Corporations preserves intact the material components of its current business organization, keeps available the services of its current officers and other key employees and maintains its relations and goodwill with all material suppliers, material customers, material licensors, material licensees and Governmental Bodies; and (iv) the Company shall promptly notify Parent of any claim asserted or Legal Proceeding commenced, or, to the Company's knowledge, either: (A) with respect to a Governmental Body, overtly threatened; or (B) with respect to any other Person, threatened in writing, against, relating to, involving or otherwise affecting any of the Acquired Corporations that relates to any of the Contemplated Transactions. Promptly following its receipt of the written version of the opinion from Morgan Stanley referred to in Section 2.25, the Company shall furnish a copy of such opinion to Parent.

            (b)   Except as set forth in Part 4.2(b) of the Company Disclosure Schedule, during the Pre-Closing Period, the Company shall not (without the prior written consent of Parent, which consent shall not be unreasonably withheld with respect to the matters described in clauses "(vii)," "(viii)," "(x)," "(xiv)," "(xvi)," "(xvii)" and "(xviii)" of this sentence), and the Company shall ensure that each of the other Acquired Corporations does not (without the prior written consent of Parent, which consent shall not be unreasonably withheld with respect to the matters described in clauses "(vii)," "(viii)," "(x)," "(xiv)," "(xvi)," "(xvii)" and "(xviii)" of this sentence):

              (i)    declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than pursuant to the Company's right to repurchase restricted shares of Company Common Stock held by an employee of the Company upon termination of such employee's employment;

              (ii)   sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that: (1) the Company may issue shares of Company Common Stock (and the Company Rights issuable upon the issuance of such shares): (aa) upon the valid exercise of Company Options outstanding as of the date of this Agreement; and (bb) pursuant to the Company ESPP; and (2) the Company may, in the

      ordinary course of business and consistent with past practices: (x) grant Company Options to any newly hired employee of an Acquired Corporation under the Company's 2002 Equity Incentive Plan commensurate with his or her position with such Acquired Corporation; (y) grant Company Options to existing non-officer employees of the Acquired Corporations under the Company's 2002 Equity Incentive Plan in connection with the Company's annual review process; and (z) grant to non-officer employees of the Acquired Corporations Company Options to purchase no more than 200,000 shares of Company Common Stock in the aggregate under the Company Option Plans, provided that, in the case of clauses "(x)," "(y)" and "(z)" of this sentence, such options: (aa) shall have an exercise price equal to the fair market value of the Company Common Stock covered by such options determined as of the time of the grant of such options; (bb) shall not contain any "single-trigger," "double-trigger" or other vesting acceleration provisions and shall not be subject to the Change in Control Resolutions or otherwise be subject to acceleration (in whole or in part) as a result of the Merger or any of the other Contemplated Transactions (whether alone or in combination with any termination of employment or other event); (cc) shall contain the Company's standard vesting schedule; and (dd) shall not be "non-plan" options;

              (iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Option Plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract or any of the terms of the Change in Control Resolutions, except as required by applicable Legal Requirements;

              (iv)  amend, terminate or grant any waiver under the Company Rights Agreement;

              (v)   amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

              (vi)  (A) acquire any equity interest or other interest in any other Entity; (B) except in the ordinary course of business and consistent with past practices, form any Subsidiary; or (C) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

              (vii) make any capital expenditure (except that the Acquired Corporations may make any capital expenditure that: (A) is provided for in the Company's capital expense budget delivered to Parent prior to the date of this Agreement; or (B) when added to all other capital expenditures made on behalf of the Acquired Corporations since the date of this Agreement but not provided for in the Company's capital expense budget delivered to Parent prior to the date of this Agreement, does not exceed $5,000,000 in the aggregate);

              (viii) other than in the ordinary course of business and consistent with past practices: (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Company Significant Contract or any other Contract that is material to any Acquired Corporation; or (B) amend, terminate or waive any material right or remedy under, any Company Significant Contract or any other Contract that is material to any Acquired Corporation;

              (ix)  take any action that would subject any Company Product Software to any "copyleft" or other obligation or condition (including any obligation or condition under any "open source" license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that requires or would reasonably be expected to require, or conditions or would reasonably be expected to condition, the use or distribution of such Company Product Software or the disclosure, licensing or distribution of any Company Source Code for any portion of such Company Product Software;

              (x)   acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets: (A) acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices; or (B) that are immaterial to the business of the Acquired Corporations);

              (xi)  make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Encumbrances that do not materially detract from the value of such assets or materially impair the operations of any of the Acquired Corporations;

              (xii) lend money to any Person (other than routine travel and business expense advances made to directors or officers or other employees in the ordinary course of business), or, except in the ordinary course of business and consistent with past practices, incur or guarantee any indebtedness;

              (xiii) establish, adopt, enter into or amend any Company Employee Plan or Company Employee Agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its directors or any of its officers or other employees (except that the Company: (A) may provide routine, reasonable salary increases to non-officer employees in the ordinary course of business and in accordance with past practices in connection with the Company's customary employee review process; (B) may amend the Company Employee Plans to the extent required by applicable Legal Requirements; (C) may make customary bonus payments and profit sharing payments consistent with past practices in accordance with bonus and profit sharing plans existing on the date of this Agreement); and (D) may comply with the Retention Plan set forth in Part 4.2(b)(xiii) of the Company Disclosure Schedule);

              (xiv) hire any employee at the level of Vice President or above or with an annual base salary in excess of $175,000, or promote any employee to Vice President or above (except in order to fill a position vacated after the date of this Agreement);

              (xv) other than in the ordinary course of business and consistent with past practices or as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

              (xvi) make any material Tax election;

              (xvii) commence any Legal Proceeding, except: (A) with respect to routine collection, trademark and anti-piracy matters in the ordinary course of business and consistent with past practices; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided it consults with Parent and considers the views and comments of Parent with respect to such Legal Proceeding prior to the commencement thereof); or (C) in connection with a breach of this Agreement or the other agreements listed in the definition of "Contemplated Transactions";

              (xviii) settle any Legal Proceeding or other material claim, other than pursuant to a settlement: (A) that does not involve any liability or obligation on the part of any

      Acquired Corporation; (B) that involves only the payment of the amount specifically reserved in accordance with GAAP with respect to such Legal Proceeding or claim on the Company Unaudited Balance Sheet; or (C) that involves only the payment of monies by the Acquired Corporations of not more than $1,000,000 in the aggregate for all such settlements;

              (xix) enter into any Contract covering any Company Employee, or make any payment to any Company Employee, that, considered individually or considered collectively with any other such Contracts or payments, will, or would reasonably be expected to, be characterized as a "parachute payment" within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws);

              (xx) except for actions taken pursuant to Section 5.7, take any action that would reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code (whether or not otherwise permitted by the provisions of this Section 4) or fail to take any action reasonably necessary to cause the Merger to so qualify; or

              (xxi) agree or commit to take any of the actions described in clauses "(i)" through "(xx)" of this Section 4.2(b).

  If the Company desires to take an action that requires the prior written consent of Parent pursuant to this Section 4.2(b), the Company shall deliver to Parent a written request for such written consent, accompanied by a reasonably detailed description of the action sought to be taken and reasonably comprehensive documentation and other information supporting the Company's request. If Parent seeks any additional documentation or other information in order to decide whether to approve the Company's request, then the Company shall supply such additional documentation or other information to Parent as promptly as possible. Parent shall use commercially reasonable efforts to approve or deny the Company's request within five business days after Parent has received all documentation and other information supporting the Company's request, including any additional documentation or other information sought by Parent. If no such consent or denial is received by the Company within five business days after Parent has received all documentation and other information supporting the Company's request (including any additional documentation or other information sought by Parent), Parent shall be deemed to have granted its consent to the action set forth in such request.

            (c)   Parent, as the sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger and Parent shall cause Merger Sub to perform its obligations under this Agreement. Except as contemplated by this Agreement or otherwise consented to by the Company, during the Pre-Closing Period, Parent shall not:

              (i)    except for the cash dividend payable on May 23, 2005 to stockholders of record on May 2, 2005, declare, accrue, set aside or pay any cash dividend or make any other distribution (of cash or property other than capital stock) in respect of any shares of capital stock;

              (ii)   except to effect the two-for-one stock split announced by Parent on March 17, 2005 and having a proposed record date of May 2, 2005, amend or permit the adoption of any amendment to its certificate of incorporation or bylaws;

              (iii) acquire or agree to acquire by merging or consolidating with, or by purchasing any controlling equity interest in, or all or substantially all of the assets of, any business or any corporation, partnership, association or other business organization or division thereof (any such transaction, a "Business Acquisition"), except for any such Business Acquisition in which the fair market value of the total consideration being paid or issued by Parent (including the value of indebtedness acquired or assumed by Parent) in exchange for the business being acquired by Parent shall not exceed $1,000,000,000 in the aggregate;

              (iv)  except for actions taken in accordance with Section 5.7, take any action that would reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code (whether or not otherwise permitted by the provisions of this Section 4) or fail to take any action reasonably necessary to cause the Merger to so qualify; or

              (v)   agree or commit to take any of the actions described in clauses "(i)" through "(iv)" of this Section 4.2(c).

            (d)   During the Pre-Closing Period, Parent shall not consummate or agree to consummate a Business Acquisition in which the total consideration being paid or issued by Parent (including the value of indebtedness acquired or assumed by Parent) in exchange for the business being acquired by Parent has a fair market value in excess of $100,000,000 and that presents a material risk of materially delaying the effectiveness of the Merger or making it materially more difficult to obtain any Consents necessary to consummate the Merger, without consulting with the Company and considering the views and comments of the Company with regard to such risk of delay or increased difficulty in obtaining such Consents.

            (e)   During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company set forth in this Agreement; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 impossible or unlikely or that has had or would reasonably be expected to have or result in a Company Material Adverse Effect. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any Legal Proceeding or material claim overtly threatened, commenced or asserted against or with respect to any of the Acquired Corporations. No notification given to Parent pursuant to this Section 4.2(e) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

            (f)    During the Pre-Closing Period, Parent shall promptly notify the Company in writing of: (i) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Parent or Merger Sub in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Parent or Merger Sub in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Parent or Merger Sub set forth in this Agreement; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7 impossible or unlikely or that has had or would reasonably be expected to have or result in a Parent Material Adverse Effect. Without limiting the generality of the foregoing, Parent shall promptly advise the Company in writing of any Legal Proceeding or material claim overtly threatened, commenced or asserted against or with respect to Parent relating to the Merger or the other Contemplated Transactions. No notification given to the Company pursuant to this Section 4.2(f) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

          4.3   No Solicitation.

            (a)   During the Pre-Closing Period, the Company shall not, directly or indirectly, and the Company shall: (x) ensure that its Subsidiaries do not, directly or indirectly; and (y) use its commercially reasonable efforts to ensure that the respective Representatives of the Acquired Corporations do not, directly or indirectly:

              (i)    solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry;

              (ii)   furnish any nonpublic information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry;

              (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry;

              (iv)  approve, endorse or recommend any Acquisition Proposal or Acquisition Inquiry; or

              (v)   enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction;

  provided, however, that prior to the Company Stockholders' Meeting, this Section 4.3(a) shall not prohibit the Company from furnishing nonpublic information regarding the Acquired Corporations to, or entering into discussions and negotiations with, any Person in response to an Acquisition Proposal made by such Person (and not withdrawn) that constitutes, or could reasonably be expected to result in the submission by such Person to the Company of, a Superior Offer if: (A) neither the Company nor any Representative of any of the Acquired Corporations shall have breached any of the provisions set forth in this Section 4.3; (B) the board of directors of the Company concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable law; (C) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person, and the Company receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions and "standstill" provisions) at least as favorable to the Company as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement; and (D) at least two business days prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the

  Company to Parent). Without limiting the generality of the foregoing (and notwithstanding the reference to "commercially reasonable efforts" in the language immediately preceding clause "(i)" of this Section 4.3(a)), the Company acknowledges and agrees that any breach of any of the provisions set forth in the preceding sentence by any affiliate, director, officer, agent or attorney of any of the Acquired Corporations, whether or not such affiliate, director, officer, agent or attorney is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of this Section 4.3 by the Company. For purposes of this Agreement, an affiliate, director, officer, agent or attorney of an Acquired Corporation, or any other Person, shall be deemed to have breached a provision of this Section 4.3 if such affiliate, director, officer, agent or attorney or other Person takes any action that would constitute a breach by the Company of such provision were the Company to take such action directly.

            (b)   The Company shall promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal or Acquisition Inquiry) advise Parent orally and in writing of any Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent informed with respect to: (i) the status of any such Acquisition Proposal or Acquisition Inquiry; and (ii) the status and terms of any modification or proposed modification thereto.

            (c)   The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry.

            (d)   The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, non-solicitation, no hire, "standstill" or similar Contract to which any of the Acquired Corporations is a party or under which any of the Acquired Corporations has any rights, and will use its commercially reasonable efforts to cause each such agreement to be enforced at the request of Parent. The Company also shall promptly request each Person that has executed a confidentiality or similar agreement within the last 12 months in connection with its consideration of a possible Acquisition Transaction or a possible equity investment in any Acquired Corporation to return to the Acquired Corporations all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Corporations.

  Section 5.    ADDITIONAL COVENANTS OF THE PARTIES

          5.1   Registration Statement; Joint Proxy Statement/Prospectus.

            (a)   As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Each of Parent and the Company shall use commercially reasonable efforts: (i) to cause the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC; (ii) to promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (iii) to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC; and (iv) to keep the Form S-4 Registration Statement effective through the Closing in order to permit the consummation of the Merger. Parent shall use commercially reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Parent's stockholders, and the Company shall use commercially reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company's stockholders, as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each of Parent and the Company shall promptly furnish to the other all information concerning such party and its Subsidiaries and stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If either Parent or the Company becomes aware of any information that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus, then such party: (i) shall promptly inform the other party thereof; (ii) shall provide the other party (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus prior to it being filed with the SEC; (iii) shall provide the other party with a copy of such amendment or supplement promptly after it is filed with the SEC; and (iv) shall cooperate, if appropriate, in mailing such amendment or supplement to the stockholders of the Company or Parent.

            (b)   Prior to the Effective Time, Parent shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will (to the extent required) be registered or qualified or exempt from registration or qualification under the securities law of every state of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders' Meeting.

          5.2   Company Stockholders' Meeting.

            (a)   The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on a proposal to adopt this Agreement (the "Company Stockholders' Meeting"). The Company Stockholders Meeting may also present for consideration by the Company's stockholders: (i) the annual election of directors; (ii) the ratification of independent auditors; and (iii) an increase in the number of shares reserved for issuance under the Company's 2002 Equity Incentive Plan, provided that the Company consults with and considers the views and comments of Parent with respect to the Company Stockholders' Meeting. The Company and Parent shall cause the Company Stockholders' Meeting and the Parent Stockholders' Meeting to be held on the same day (on a date mutually selected by the Company and Parent) and as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall ensure that all proxies solicited in connection with the Company Stockholders' Meeting are solicited in compliance with all applicable Legal Requirements.

            (b)   Subject to Section 5.2(c): (i) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the board of directors of the Company recommends that the Company's stockholders vote to adopt this Agreement at the Company Stockholders' Meeting (the recommendation of the Company's board of directors that the Company's stockholders vote to adopt this Agreement being referred to as the "Company Board Recommendation"); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of the Company or any committee thereof to withdraw the Company Board Recommendation or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted. Subject to Parent's rights under Section 8 and the other provisions of this Agreement: (A) nothing in this Section 5.2(b) shall preclude the Company from making any accurate and complete public disclosure of any material facts, including the fact that an Acquisition Proposal has been submitted to the Company, if: (1) the Company's board of directors determines in good faith, after taking into account the advice of the Company's outside legal counsel, that such disclosure is required by the fiduciary duties of the board of directors of the Company or by any Legal Requirement; and (2) the Company shall have provided Parent with reasonable advance notice of the content of such disclosure; and (B) nothing in this Section 5.2(b) shall preclude the Company's board of directors from complying with Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act with regard to an Acquisition Proposal (except that the board of directors of the Company shall not be permitted to withdraw the Company Board Recommendation or modify the Company Board Recommendation in a manner adverse to Parent except as specifically provided in Section 5.2(c)).

            (c)   Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent, if: (i) the Company shall have provided to Parent, at least five business days prior to each meeting of the Company's board of directors at which such board of directors considers the possibility of withdrawing the Company Board Recommendation or modifying the Company Board Recommendation in a manner adverse to Parent, written notice of such meeting together with reasonably detailed information regarding the circumstances giving rise to the consideration of such possibility; (ii) the Company's board of directors determines in good faith: (A) that the Company has received a Superior Offer that has not been withdrawn; or (B) that: (1) a Parent Material Adverse Effect has occurred since the date of this Agreement and is continuing; or (2) since the date of this Agreement, an event has occurred or circumstance exists that, in combination with any other events or circumstances since the date of this Agreement, would reasonably be expected to have or result in a Parent Material Adverse Effect; and (iii) the Company's board of directors determines in good faith, after taking into account the advice of the Company's outside legal counsel, that the withdrawal or modification of the Company Board Recommendation is required in order for the Company's board of directors to comply with its fiduciary obligations to the Company's stockholders under applicable law. The Company shall notify Parent promptly (and in any event within two hours) of: (A) any withdrawal of or modification to the Company Board Recommendation; and (B) the circumstances surrounding such withdrawal or modification.

            (d)   The Company's obligation to call, give notice of and hold the Company Stockholders' Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, making, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.

          5.3   Parent Stockholders' Meeting.

            (a)   Parent shall take all action necessary to call, give notice of and hold a meeting of the holders of Parent Common Stock to vote on the issuance of Parent Common Stock in the Merger (the "Parent Stockholders' Meeting"). The Parent Stockholders' Meeting shall be held on the date mutually selected by the Company and Parent in accordance with Section 5.2(a). Parent shall ensure that all proxies solicited in connection with the Parent Stockholders' Meeting are solicited in compliance with all applicable Legal Requirements.

            (b)   Subject to Section 5.3(c): (i) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the board of directors of Parent recommends that Parent's stockholders vote to approve the issuance of Parent Common Stock in the Merger (the recommendation of Parent's board of directors that Parent's stockholders vote to approve the issuance of Parent Common Stock in the Merger being referred to as the "Parent Board Recommendation"); and (ii) the Parent Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company, and no resolution by the board of directors of Parent or any committee thereof to withdraw the Parent Board Recommendation or modify the Parent Board Recommendation in a manner adverse to the Company shall be adopted. Subject to the Company's rights under Section 8 and the other provisions of this Agreement, nothing in this Section 5.3(b) shall preclude Parent from making any accurate and complete public disclosure of any material facts if: (1) Parent's board of directors determines in good faith, after taking into account the advice of Parent's outside legal counsel, that such disclosure is required by the fiduciary duties of the board of directors of Parent or by any Legal Requirement; and (2) Parent shall have provided the Company with reasonable advance notice of the content of such disclosure.

            (c)   Notwithstanding anything to the contrary contained in Section 5.3(b), at any time prior to the approval of the issuance of Parent Common Stock in the Merger by the Required Parent Stockholder Vote, the Parent Board Recommendation may be withdrawn or modified in a manner adverse to the Company if: (i) Parent shall have provided to the Company, at least five business days prior to each meeting of Parent's board of directors at which such board of directors considers the possibility of withdrawing the Parent Board Recommendation or modifying the Parent Board Recommendation in a manner adverse to the Company, written notice of such meeting together with reasonably detailed information regarding the circumstances giving rise to the consideration of such possibility; (ii) Parent's board of directors determines in good faith that: (A) a Company Material Adverse Effect has occurred since the date of this Agreement and is continuing; or (B) since the date of this Agreement, an event has occurred or circumstance exists that, in combination with any other events or circumstances since the date of this Agreement, would reasonably be expected to have or result in a Company Material Adverse Effect; and (iii) Parent's board of directors determines in good faith, after taking into account the advice of Parent's outside legal counsel, that the withdrawal or modification of the Parent Board Recommendation is required in order for Parent's board of directors to comply with its fiduciary obligations to Parent's stockholders under applicable law. Parent shall notify the Company promptly (and in any event within two hours) of: (A) any withdrawal of or modification to the Parent Board Recommendation; and (B) the circumstances surrounding such withdrawal or modification.

            (d)   Parent's obligation to call, give notice of and hold the Parent Stockholders' Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected by any withdrawal or modification of the Parent Board Recommendation.

          5.4   Stock Options and Company ESPP.

            (a)   At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become an option to purchase Parent Common Stock, and Parent shall either: (i) assume such Company Option (including accepting such Company Option by assignment from the Company); or (ii) replace such Company Option by issuing a materially equivalent replacement stock option to purchase Parent Common Stock in substitution therefor, in either case in accordance with the terms (as in effect as of the date of this Agreement) of the applicable Company Option Plan and/or the terms of the stock option agreement by which such Company Option is evidenced; provided, however, that to the extent permissible under the terms of the applicable Company Option Plan identified on Schedule 5.4(a), and then in accordance with the terms (as in effect as of the date of this Agreement) of such Company Option Plan (including any terms providing for any acceleration of vesting), Parent may determine that any or all of the outstanding Company Options granted under each Company Option Plan identified on Schedule 5.4(a) shall not be so converted and shall not be so assumed or replaced, and in that case shall notify the Company of such determination at least 45 days prior to the date on which the Merger becomes effective. All rights with respect to Company Common Stock under Company Options assumed or replaced by Parent shall thereupon be converted into options to purchase Parent Common Stock, and accordingly, from and after the Effective Time: (A) each Company Option assumed or replaced by Parent may be exercised solely for shares of Parent Common Stock; (B) the number of shares of Parent Common Stock subject to each Company Option so assumed or replaced by Parent shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time by the Exchange Ratio, and rounding the resulting aggregate number down to the nearest whole number of shares of Parent Common Stock; (C) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option so assumed or replaced by Parent shall be determined by dividing the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (D) subject to the terms of the stock option agreement by which such Company Option is evidenced, any restriction on the exercise of any Company Option so assumed or replaced by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged as a result of the assumption or replacement of such Company Option; provided, however, that, following the Effective Time, Parent's board of directors or a committee thereof shall succeed to the authority and responsibility of the Company's board of directors or any committee thereof with respect to each Company Option so assumed or replaced by Parent.

            (b)   Parent shall: (i) file with the SEC, no later than 15 days after the date on which the Merger becomes effective, a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to the Company Options assumed or replaced by Parent in accordance with Section 5.4(a); (ii) use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such assumed or replaced Company Options remain outstanding; and (iii) deliver to each holder of a Company Option that is so assumed or replaced a written notice setting forth: (A) the number of shares of Parent Common Stock subject to such Company Option; and (B) the exercise price per share payable to Parent upon the exercise of such Company Option.

            (c)   At the Effective Time, Parent may (if Parent determines that it desires to do so) assume any or all of the Company Option Plans or merge any such Company Option Plans into any stock option plan of Parent. If Parent elects to so assume or merge any Company Option Plan, then, under such Company Option Plan, Parent shall be entitled to grant stock awards, to the extent permissible under applicable Legal Requirements, using the share reserves of such Company Option Plan as of the Effective Time (including any shares returned to such share reserves as a result of the termination of Company Options that are assumed by Parent pursuant to Section 5.4(a)), except that: (i) stock covered by such awards shall be shares of Parent Common Stock; (ii) all references in such Company Option Plan to a number of shares of Company Common Stock shall be deemed amended to refer instead to a number of shares of Parent Common Stock determined by multiplying the number of referenced shares of Company Common Stock by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (iii) Parent's board of directors or a committee thereof shall succeed to the authority and responsibility of the Company's board of directors or any committee thereof with respect to the administration of such Company Option Plan.

            (d)   Upon Parent's request, prior to the Effective Time, the Company shall take all actions that may be reasonably necessary for the Company (under the Company Option Plans and otherwise) to effectuate the provisions of this Section 5.4 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 5.4.

            (e)   Upon Parent's request, prior to the Effective Time, the Company shall take all actions that may be reasonably necessary to: (i) cause any outstanding offering period under the Company ESPP to be terminated as of the last business day prior to the date on which the Merger becomes effective (the last business day prior to the date on which the Merger becomes effective being referred to as the "Designated Date"); (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering period, but otherwise treat such shortened offering period as a fully effective and completed offering period for all purposes under the Company ESPP; (iii) cause the exercise as of the Designated Date of each outstanding purchase right under the Company ESPP; and (iv) provide that no further offering period or purchase period shall commence under the Company ESPP after the Designated Date; provided, however, that the actions described in clauses "(i)" through "(iv)" of this sentence shall be conditioned upon the consummation of the Merger. On the Designated Date, the Company shall apply the funds credited as of such date under the Company ESPP within each participant's payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the Company ESPP. Immediately prior to and effective as of the Effective Time (and subject to the consummation of the Merger), the Company shall terminate the Company ESPP. In the event that the commencement of the next regularly scheduled offering period under the Parent ESPP is more than 90 days after the date on which the Merger becomes effective, Parent will establish a special offering period for Continuing Employees under the Parent ESPP, which period shall commence as soon as administratively practicable following the Effective Time and end on the date immediately prior to the date of commencement of the next regularly scheduled offering period under the Parent ESPP.

          5.5   Employee Benefits.

            (a)   Parent agrees that, subject to any necessary transition period and subject to any applicable plan provisions, contractual requirements or Legal Requirements, all employees of the Acquired Corporations who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time ("Continuing Employees") will be eligible to participate in: (i) the Parent ESPP and, as determined by Parent, applicable stock option plans of Parent; (ii) Parent's non-equity employee benefit plans and programs, including any profit sharing plan, severance plan, medical plan, dental plan, life insurance plan, time-off programs and disability plan, in each case to substantially the same extent as similarly situated employees of Parent; (iii) such Company Employee Plans as are continued by the Company or any of its Subsidiaries following the Closing Date, or are assumed by Parent (for the purposes of this Section 5.5 only, the plans referred to in clauses "(i)" through "(iii)" of this sentence being referred to as "Specified Parent Benefit Plans"). Each Continuing Employee shall, to the extent permitted by applicable Legal Requirements, receive full credit for purposes of eligibility, vesting, level of benefits and benefit accrual under the Specified Parent Benefit Plans in which such Continuing Employee participates (other than under any sabbatical program or with respect to the vesting of any stock options granted by Parent after the Effective Time) for the years of continuous service by such Continuing Employee recognized by the Acquired Corporations prior to the Effective Time. With respect to any welfare benefit plans maintained by Parent for the benefit of Continuing Employees located in the United States, subject to any applicable plan provisions, contractual requirements or Legal Requirements, Parent shall: (A) cause to be waived, as required by applicable Legal Requirements, any eligibility requirements or pre-existing condition limitations; and (B) give effect, in determining any deductible maximum out-of-pocket limitations, to amounts paid by such Continuing Employees with respect to substantially similar plans maintained by any Acquired Corporation during the plan year in which the Effective Time occurs.

            (b)   Nothing in this Section 5.5 or elsewhere in this Agreement shall be construed to create a right in any Company Employee to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent. Except for Indemnified Persons (as defined in Section 5.6(a)) to the extent of their respective rights pursuant to Section 5.6, no Company Employee, and no Continuing Employee, shall be deemed to be a third party beneficiary of this Agreement.

            (c)   If requested by Parent at least five business days prior to the Closing, the Company shall take (or cause to be taken) all actions pursuant to resolutions of the Company's board of directors necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a "Company 401(k) Plan"). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company's board of directors of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review and approval of Parent).

            (d)   To the extent any employee notification or consultation requirements are imposed by applicable Legal Requirements with respect to any of the Contemplated Transactions, the Company shall cooperate with Parent to ensure that such requirements are complied with prior to the Effective Time. The Company shall use commercially reasonable efforts to obtain and maintain compliance with all applicable rules and regulations of The NASDAQ Stock Market in connection with all matters relating to stock options and employee benefit plans.

          5.6   Indemnification of Officers and Directors.

            (a)   All rights to indemnification by the Company existing in favor of those Persons who are directors and officers of the Company as of the date of this Agreement (the "Indemnified Persons") for their acts and omissions as directors and officers of the Company occurring prior to the Effective Time, as provided in the Company's certificate of incorporation and bylaws (each as in effect as of the date of this Agreement) and as provided in any indemnification agreements between the Company and said Indemnified Persons (as in effect as of the date of this Agreement) identified in Part 2.10(a)(iv) of the Company Disclosure Schedule (or as provided in any currently effective indemnification agreements with any Indemnified Persons that are substantially similar to the agreements identified in Part 2.10(a)(iv) of the Company Disclosure Schedule), shall survive the Merger and be observed by the Surviving Corporation to the fullest extent permitted by Delaware law for a period of six years from the date on which the Merger becomes effective.

            (b)   From the Effective Time until the sixth anniversary of the date on which the Merger becomes effective, the Surviving Corporation shall maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions as directors and officers of the Company occurring prior to the Effective Time, the existing policy of directors' and officers' liability insurance maintained by the Company as of the date of this Agreement in the form delivered by the Company to Parent prior to the date of this Agreement (the "Existing D&O Policy"), if directors' and officers' liability insurance coverage is available for Parent's directors and officers; provided, however, that: (i) the Surviving Corporation may substitute for the Existing D&O Policy a policy or policies of comparable coverage; and (ii) the Surviving Corporation shall not be required to pay annual premiums for the Existing D&O Policy (or for any substitute policies) in excess of 200% of the annual premium paid by the Company in 2004 with respect to the Existing D&O Policy (the "Maximum Premium"). In the event any future annual premiums for the Existing D&O Policy (or any substitute policies) exceed the Maximum Premium, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing D&O Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium.

            (c)   This Section 5.6 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Persons, their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns, and may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected Indemnified Person (provided that such amendment, alteration or repeal prior to the Effective Time shall be governed by Section 9.1). In the event that the Surviving Corporation or any of its successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation honor the indemnification obligations set forth in this Section 5.6.

          5.7   Regulatory Approvals and Related Matters.

            (a)   Each party shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other Contemplated Transactions. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act and under any other Legal Requirement that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws") in connection with the Merger. The Company and Parent shall use commercially reasonable efforts to respond as promptly as practicable to: (i) any inquiries or requests (including any "second request") received from the Federal Trade Commission or the U.S. Department of Justice ("FTC/DOJ") for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters.

            (b)   Subject to compliance with applicable Legal Requirements, Parent shall use commercially reasonable efforts to provide to the Company, and the Company shall use commercially reasonable efforts to provide to Parent, as promptly as practicable any information that is required in order to effectuate any filings or applications by Parent or the Company, as the case may be, pursuant to Section 5.7(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement and the Joint Defense Agreement, each of the Company and Parent shall use commercially reasonable efforts to: (i) consult with and consider the views of the other party regarding material positions being taken in material filings to be made under Antitrust Laws in connection with the Merger; (ii) provide the other (and its counsel) as promptly as practicable with copies of all material filings and material written submissions made by such party with any Governmental Body under any Antitrust Law in connection with the Merger.

            (c)   Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions; and (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions.

            (d)   Notwithstanding anything to the contrary contained in this Section 5.7 or elsewhere in this Agreement, if any administrative or judicial proceeding is instituted (or threatened to be instituted) challenging any of the Contemplated Transactions as violative of any Antitrust Law, Parent, Merger Sub and the Company shall use their reasonable best efforts to: (i) contest, resist or resolve any such proceeding; and (ii) to have vacated, lifted, reversed or overturned any injunction resulting from such proceeding.

          5.8   Disclosure.    Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement, and the Company shall consult with Parent and consider the views and comments of Parent before any of the Acquired Corporations or any of their Representatives sends any emails or other documents to Company Employees generally or otherwise communicates with Company Employees generally, with respect to the Merger or any of the other Contemplated Transactions; provided, however, that: (a) Parent and the Company shall agree on the contents of the press release announcing the execution of this Agreement; and (b) the Company shall not, and the Company shall ensure that those Company Employees with authority with respect to matters relating to employee compensation, remuneration or benefits do not, communicate with any Company Employee regarding post-Closing compensation, remuneration or benefits without the prior written approval of Parent, which approval shall not be unreasonably withheld. Notwithstanding anything to the contrary contained in this Section 5.8, the obligations of Parent and the Company set forth in this Section 5.8 shall not apply with respect to: (i) any public statement relating to the withdrawal or modification of the Company Board

  Recommendation pursuant to Section 5.2(c); or (ii) any public statement relating to the withdrawal or modification of the Parent Board Recommendation pursuant to Section 5.3(c).

          5.9   Affiliate Agreements.    The Company shall use commercially reasonable efforts to cause each Person identified in Part 2.19 of the Company Disclosure Schedule and each other Person who is or becomes (or may be deemed to be) an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Company to execute and deliver to Parent, prior to the Closing Date, an Affiliate Agreement in the form of Exhibit C. The Company shall not register, or allow its transfer agent to register, on its books any transfer of any shares of Company Common Stock of any "affiliate" of the Company who has not provided a signed Affiliate Agreement in accordance with this Section 5.9.

          5.10 Tax Matters.    Prior to the effectiveness of the Form S-4 Registration Statement: (a) the Company shall execute and deliver to Cooley Godward LLP and to Fenwick & West LLP a tax representation letter in a customary form to be mutually agreed to by the parties; and (b) Parent shall execute and deliver to Cooley Godward LLP and to Fenwick & West LLP a tax representation letter in a customary form to be mutually agreed to by the parties. To the extent requested by Parent or the Company, each of Parent, Merger Sub and the Company shall confirm to Cooley Godward LLP and to Fenwick & West LLP the accuracy and completeness as of the Effective Time of the tax representation letters delivered pursuant to the immediately preceding sentence. Following the delivery of the tax representation letters pursuant to the first sentence of this Section 5.10: (a) Parent shall use commercially reasonable efforts to cause Cooley Godward LLP to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act; and (b) the Company shall use commercially reasonable efforts to cause Fenwick & West LLP to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.10.

          5.11 Letter of the Company's Accountants.    The Company shall use commercially reasonable efforts to cause to be delivered to Parent a letter of KPMG LLP, dated no more than two business days before the date on which the Form S-4 Registration Statement becomes effective (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4 Registration Statement.

          5.12 Listing.    Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on the Parent Primary Exchange at or prior to the Effective Time.

          5.13 Section 16 Matters.    Prior to the Effective Time, the Company shall take all reasonable actions as are required (to the extent permitted under applicable Legal Requirements and no-action letters issued by the SEC) to cause any disposition of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Contemplated Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act. If the Company delivers the Section 16 Information (as defined below) to Parent at least 30 days prior to the Effective Time, then, prior to the Effective Time, Parent shall take all reasonable actions as are required (to the extent permitted under applicable Legal Requirements and no-action letters issued by the SEC) to cause any acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) in connection with the Merger by each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act. For purposes of this Section 5.13, "Section 16 Information" shall mean the following information for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Common Stock held by such individual and expected to be exchanged for shares of Parent Common Stock in the Merger; (b) the number of Company Options held by such individual and expected to be converted into options to purchase shares of Parent Common Stock in connection with the Merger; and (c) the number of other derivative securities (if any) with respect to Company Common Stock held by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger.

          5.14 Resignation of Officers and Directors.    The Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the Effective Time the resignation of each officer and director of each of the Acquired Corporations.

          5.15 Board of Directors.    Parent shall cause Robert K. Burgess to be elected or appointed to the board of directors of Parent as of the Effective Time.

          5.16 Internal Controls.    If, during the Pre-Closing Period, the Company or the Company's auditors identify any material weaknesses (or a series of control deficiencies that collectively are deemed to constitute a material weakness) in the effectiveness of the Company's internal control over financial reporting, then the Company shall use its reasonable best efforts during the Pre-Closing Period to rectify such material weakness or series of control deficiencies, as the case may be. If, during the Pre-Closing Period, Parent or Parent's auditors identify any material weaknesses (or a series of control deficiencies that collectively are deemed to constitute a material weakness) in the effectiveness of Parent's internal control over financial reporting, then Parent shall use its reasonable best efforts during the Pre-Closing Period to rectify such material weakness or series of control deficiencies, as the case may be.

  Section 6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

        The obligations of Parent and Merger Sub to cause the Merger to be effected and otherwise cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

          6.1   Accuracy of Company Specified Representations.    Each of the Company Specified Representations shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any Company Specified Representation made as of a specific date, which shall have been accurate in all material respects as of such date), in each case giving effect to the applicable exceptions and disclosures set forth in the Company Disclosure Schedule; provided, however, that, for purposes of determining the accuracy of the Company Specified Representations as of the foregoing dates, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded.

          6.2   Accuracy of Company Other Representations.    The Company Other Representations shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any Company Other Representation made as of a specific date, which shall have been accurate in all respects as of such date), in each case giving effect to the applicable exceptions and disclosures set forth in the Company Disclosure Schedule; provided, however, that: (a) for purposes of determining the accuracy of the Company Other Representations as of the foregoing dates (and for purposes of determining the accuracy of the Company Other Representations for purposes of clause "(b)" of this proviso): (i) all "Company Material Adverse Effect" qualifications and other materiality qualifications limiting the scope of the Company Other Representations (other than the Company Materiality Qualified Representations) shall be disregarded; (ii) all "Company Material Adverse Effect" qualifications and other materiality qualifications limiting the scope of the defined terms used in the Company Other Representations (other than the Company Materiality Qualified Terms) shall be disregarded; and (iii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded; and (b) any inaccuracies in the Company Other Representations will be disregarded if all circumstances constituting such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a Company Material Adverse Effect.

          6.3   Performance of Covenants.    All of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

          6.4   Effectiveness of Registration Statement.    The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act; no stop order shall have been issued by the SEC and shall remain in effect with respect to the Form S-4 Registration Statement; and no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending or shall be threatened in writing by the SEC.

          6.5   Company Stockholder Approval.    This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

          6.6   Parent Stockholder Approval.    The issuance of Parent Common Stock in the Merger shall have been duly approved by the Required Parent Stockholder Vote.

          6.7   Documents.    Parent shall have received the following documents, each of which shall be in full force and effect:

            (a)   a legal opinion of Cooley Godward LLP, dated as of the Closing Date and addressed to Parent, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that: (i) in rendering such opinion, Cooley Godward LLP may rely upon the tax representation letters referred to in Section 5.10; and (ii) if Cooley Godward LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if Fenwick & West LLP renders such opinion to Parent); and

            (b)   a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company, in their capacities as such, confirming that the conditions set forth in Sections 6.1(Accuracy of Company Specified Representations), 6.2 (Accuracy of Company Other Representations), 6.3 (Performance of Covenants), 6.5 (Company Stockholder Approval), and 6.8 (No Company Material Adverse Effect) have been duly satisfied.

          6.8   No Company Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect.

          6.9   HSR Waiting Period.    The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          6.10 Other Antitrust Waiting Periods.    Any waiting period applicable to the consummation of the Merger under any applicable foreign Antitrust Law shall have expired or been terminated, other than any such waiting period imposed by the Specified Antitrust Laws.

          6.11 Other Governmental Approvals.    Any Governmental Authorization or other Consent required to be obtained with respect to the Merger under any applicable Antitrust Law shall have been obtained and shall remain in full force and effect, other than any such Governmental Authorization or Consent required under the Specified Antitrust Laws, and no such Governmental Authorization or other Consent so obtained shall require or contain any term, limitation, condition or restriction that, in the good faith judgment of Parent's board of directors, would reasonably be expected to result in material harm to: (a) Parent or the Company or any Subsidiary of Parent or the Company; (b) any business or material asset of Parent or the Company or any Subsidiary of Parent or the Company; or (c) the future ability or authority of Parent or the Company or any Subsidiary of Parent or the Company to conduct business or to own, operate or retain exclusive rights to any material asset.

          6.12 Listing.    The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Parent Primary Exchange.

          6.13 No Restraints.    No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

          6.14 No Governmental Litigation.    There shall not be pending, and no Specified Governmental Representative shall have made, authorized or approved any statement or communication (or shall have taken, initiated, authorized or approved any other action) that would reasonably be construed to indicate that a Governmental Body is likely to commence or is seriously considering the commencement of, any Legal Proceeding in which a Governmental Body is or would become a party or participant: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Merger or any of the other Contemplated Transactions; (b) relating to the Merger or any of the other Contemplated Transactions and seeking to obtain from Parent or any of its Subsidiaries or any of the Acquired Corporations any material damages or other relief that could reasonably be expected to be material to: (i) Parent and its Subsidiaries, taken as a whole; or (ii) the Acquired Corporations, taken as a whole; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (d) that could materially and adversely affect the right or ability of Parent or any of the Acquired Corporations to own any of the material assets or operate any of the material businesses of the Acquired Corporations; (e) seeking to compel any of the Acquired Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any assets or business that would be material to: (i) Parent and its Subsidiaries, taken as a whole; or (ii) the Acquired Corporations, taken as a whole, as a result of the Merger or any of the other Contemplated Transactions; or (f) seeking to impose (or that, if adversely determined, would reasonably be expected to result in the imposition of) any criminal sanctions or liability on any of the Acquired Corporations. (For purposes of this Section 6.14, a Governmental Body shall not be deemed to be a "participant" in a Legal Proceeding if the Legal Proceeding involves only non-governmental parties and the exclusive role played by such Governmental Body in such Legal Proceeding is that of court or judge.)

          6.15 Sarbanes-Oxley Certifications.    If either the chief executive officer or the chief financial officer of the Company shall have failed to provide, with respect to any Company SEC Document filed (or required to be filed) with the SEC on or after the date of this Agreement, any necessary certification as and in the form required under Rule 13a-14 or Rule 15d-14 under the Exchange Act or 18 U.S.C. §1350, then each such failure shall have been rectified.

  Section 7.    CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

        The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of the following conditions:

          7.1   Accuracy of Parent Specified Representations.    Each of the Parent Specified Representations shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any Parent Specified Representations made as of a specific date, which shall have been accurate in all material respects as of such date), in each case giving effect to the applicable exceptions and disclosures set forth in the Parent Disclosure Schedule; provided, however, that, for purposes of determining the accuracy of the Parent Specified Representations as of the foregoing dates, any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded.

          7.2   Accuracy of Parent Other Representations.    The Parent Other Representations shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any Parent Other Representations made as of a specific date, which shall have been accurate in all respects as of such date), in each case giving effect to the applicable exceptions and disclosures set forth in the Parent Disclosure Schedule; provided, however, that: (a) for purposes of determining the accuracy of the Parent Other Representations as of the foregoing dates (and for purposes of determining the accuracy of the Parent Other Representations for purposes of clause "(b)" of this proviso): (i) all "Parent Material Adverse Effect" qualifications and other materiality qualifications limiting the scope of the Parent Other Representations (other than the Parent Materiality Qualified Representations) shall be disregarded; (ii) all "Parent Material Adverse Effect" qualifications and other materiality qualifications limiting the scope of the defined terms used in the Parent Other Representations shall be disregarded; and (iii) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded; and (b) any inaccuracies in the Parent Other Representations will be disregarded if all circumstances constituting such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a Parent Material Adverse Effect.

          7.3   Performance of Covenants.    All of the covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

          7.4   Effectiveness of Registration Statement.    The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act; no stop order shall have been issued by the SEC and shall remain in effect with respect to the Form S-4 Registration Statement; and no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending or shall be threatened in writing by the SEC.

          7.5   Company Stockholder Approval.    This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

          7.6   Parent Stockholder Approval.    The issuance of Parent Common Stock in the Merger shall have been duly approved by the Required Parent Stockholder Vote.

          7.7   Documents.    The Company shall have received the following documents:

            (a)   a legal opinion of Fenwick & West LLP, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the

    Code (it being understood that: (i) in rendering such opinion, Fenwick & West LLP may rely upon the tax representation letters referred to in Section 5.10; and (ii) if Fenwick & West LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if Cooley Godward LLP renders such opinion to the Company); and

            (b)   a certificate executed by an executive officer of Parent, in his or her capacity as such, confirming that the conditions set forth in Sections 7.1 (Accuracy of Parent Specified Representations), 7.2 (Accuracy of Parent Other Representations), 7.3 (Performance of Covenants), 7.6 (Parent Stockholder Approval) and 7.8 (No Parent Material Adverse Effect) have been duly satisfied.

          7.8   No Parent Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred and be continuing any Parent Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Parent Material Adverse Effect.

          7.9   Listing.    The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Parent Primary Exchange.

          7.10 HSR Waiting Period.    The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          7.11 No Restraints.    No temporary restraining order, preliminary or permanent injunction or other Order against the Company preventing the consummation of the Merger by the Company under U.S. law shall have been issued by any U.S. court of competent jurisdiction or other U.S. Governmental Body and remain in effect, and there shall not be any U.S. Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger by the Company illegal under U.S. law.

          7.12 Sarbanes-Oxley Certifications.    If either the chief executive officer or the chief financial officer of Parent shall have failed to provide, with respect to any Parent SEC Document filed (or required to be filed) with the SEC on or after the date of this Agreement, any necessary certification as and in the form required under Rule 13a-14 or Rule 15d-14 under the Exchange Act or 18 U.S.C. §1350, then each such failure shall have been rectified.

  Section 8.    TERMINATION

          8.1   Termination.    This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company's stockholders and whether before or after approval of the issuance of Parent Common Stock in the Merger by Parent's stockholders):

            (a)   by mutual written consent of Parent and the Company, duly authorized by their respective boards of directors;

            (b)   by either Parent or the Company if the Merger shall not have been consummated by the End Date (as defined below); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the End Date is caused by a breach by such party of any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

            (c)   by Parent if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other final and nonappealable action, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger;

            (d)   by the Company if a U.S. court of competent jurisdiction or other U.S. Governmental Body shall have issued a final and nonappealable Order against the Company, or shall have taken any other final and nonappealable action directed at the Company, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger by the Company under U.S. law;

            (e)   by either Parent or the Company if: (i) the Company Stockholders' Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company's stockholders shall have taken a final vote on a proposal to adopt this Agreement; and (ii) this Agreement shall not have been adopted at the Company Stockholders' Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) if the failure to have this Agreement adopted by the Required Company Stockholder Vote is caused by a breach by such party of any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

            (f)    by either Parent or the Company if: (i) the Parent Stockholders' Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent's stockholders shall have taken a final vote on the issuance of shares of Parent Common Stock in the Merger; and (ii) the issuance of Parent Common Stock in the Merger shall not have been approved at the Parent Stockholders' Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Parent Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(f) if the failure to have the issuance of Parent Common Stock in the Merger approved by the Required Parent Stockholder Vote is caused by a breach by such party of any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

            (g)   by Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;

            (h)   by the Company (at any time prior to the approval of the issuance of Parent Common Stock in the Merger by the Required Parent Stockholder Vote) if a Parent Triggering Event shall have occurred;

            (i)    by Parent if: (i) any of the Company Specified Representations shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), in each case giving effect to the Company Disclosure Schedule, such that the condition set forth in Section 6.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of the Company Specified Representations as of the date of this Agreement or as of any subsequent date, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded); (ii) any of the Company Other Representations shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), in each case giving effect to clause "(b)" of the proviso to Section 6.2 and giving effect to the Company Disclosure Schedule, such that the condition set forth in Section 6.2 would not be satisfied (it being understood that, for purposes of determining the accuracy of the Company Other Representations as of the date of this Agreement or as of any subsequent date, and for purposes of determining the accuracy of the Company Other Representations for purposes of clause "(b)" of the proviso to Section 6.2: (A) all "Company Material Adverse Effect" qualifications and other materiality qualifications limiting the scope of the Company Other Representations (other than the Company Materiality Qualified Representations) shall be disregarded; (B) all "Company Material Adverse Effect" qualifications and other materiality qualifications limiting the scope of the defined terms used in the Company Other Representations (other than the Company Materiality Qualified Terms) shall be disregarded; and (C) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded); or (iii) any of the Company's covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.3 would not be satisfied; provided, however, that if an inaccuracy in any of the Company's representations and warranties or breach of a covenant or obligation by the Company is curable by the Company, then Parent may not terminate this Agreement under this Section 8.1(i) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company notice of such inaccuracy or breach;

            (j)    by the Company if: (i) any of the Parent Specified Representations shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), in each case giving effect to the Parent Disclosure Schedule, such that the condition set forth in Section 7.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of the Parent Specified Representations as of the date of this Agreement or as of any subsequent date, any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded); (ii) any of the Parent Other Representations shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), in each case giving effect to clause "(b)" of the proviso to Section 7.2 and giving effect to the Parent Disclosure Schedule, such that the condition set forth in Section 7.2 would not be satisfied (it being understood that, for purposes of determining the accuracy of the Parent Other Representations as of the date of this Agreement or as of any subsequent date, and for purposes of determining the accuracy of the Parent Other Representations for purposes of clause "(b)" of the proviso to Section 7.2: (A) all "Parent Material Adverse Effect" qualifications and other materiality qualifications limiting the scope of the Parent Other Representations (other than the Parent Materiality Qualified Representations) shall be disregarded; (B) all "Parent Material Adverse Effect"

    qualifications and other materiality qualifications limiting the scope of the defined terms used in the Parent Other Representations shall be disregarded; and (C) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded); or (iii) any of Parent's covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.3 would not be satisfied; provided, however, that if an inaccuracy in any of Parent's representations and warranties or a breach of a covenant or obligation by Parent is curable by Parent, then the Company may not terminate this Agreement under this Section 8.1(j) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent notice of such inaccuracy or breach; or

            (k)   by either Parent or the Company at any time after October 31, 2005 if: (i) the FTC/DOJ shall have issued a "second request" pursuant to the HSR Act in connection with the Merger; (ii) at least 90 days shall have elapsed since the later of the date the party seeking to terminate this Agreement certified to the FTC/DOJ its "substantial compliance" with such "second request" or the date on which any dispute with the FTC/DOJ relating to such "substantial compliance" has been finally resolved; (iii) the other party shall not have certified its "substantial compliance" with such "second request" to the FTC/DOJ; and (iv) the other party shall not be using diligent efforts to substantially comply with such "second request" and shall not be using diligent efforts to reach a settlement with the FTC/DOJ.

  The "End Date" shall be October 31, 2005; provided, however, that: (i) if, on October 31, 2005, a Parent Specified Circumstance exists and each of the conditions set forth in Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.6, 6.8, 6.12, 6.13 (other than with respect to the Parent Specified Circumstance), 6.14 (other than with respect to the Parent Specified Circumstance) and 6.15 is satisfied or has been waived, then the Company may, by providing written notice thereof to Parent on or prior to October 31, 2005, extend the End Date to January 31, 2006; and (ii) if, on October 31, 2005, a Company Specified Circumstance exists and each of the conditions set forth in Sections 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.8, 7.9, 7.11 (other than with respect to the Company Specified Circumstance) and 7.12 is satisfied or has been waived, then Parent may, by providing written notice thereof to the Company on or prior to October 31, 2005, extend the End Date to January 31, 2006. This Agreement may not be terminated by any party unless any fee required to be paid (or caused to be paid) by such party prior to the termination of this Agreement pursuant to Section 8.3 shall have been paid in full.

          8.2   Effect of Termination.    In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect; (ii) the Joint Defense Agreement and Sections 1 though 7 and 9 through 15 of the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with their terms; and (iii) the termination of this Agreement shall not relieve any party from any liability for any material breach of any covenant or obligation contained in this Agreement or for any intentional and material breach of any representation or warranty contained in this Agreement.

          8.3   Expenses; Termination Fees.

            (a)   Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid (or caused to be paid) by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with: (i) the filing, printing and mailing of the Form S-4

    Registration Statement and the Joint Proxy Statement/Prospectus and any amendments or supplements thereto; and (ii) the filing by the parties hereto of the premerger notification and report forms relating to the Merger under the HSR Act.

            (b)   If: (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b); (ii) no Parent Specified Circumstance or Company Specified Circumstance shall have existed on the date of such termination; (iii) a bona fide Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made at any time prior to the termination of this Agreement; (iv) a final vote on the adoption of this Agreement by the Company's stockholders shall not have been held; and (v) either: (A) on or prior to the first anniversary of such termination of this Agreement, a Specified Acquisition Transaction (as defined below) is consummated; or (B) on or prior to the first anniversary of such termination of this Agreement, a definitive agreement providing for a Specified Acquisition Transaction is entered into and, following such first anniversary, such Specified Acquisition Transaction (or any other Specified Acquisition Transaction among or involving the parties to such definitive agreement or any of such parties' controlled or controlling affiliates) is consummated, then, within two business days after the consummation of such Specified Acquisition Transaction, the Company shall pay (or cause to be paid) to Parent a nonrefundable fee in the amount of $103,200,000 in cash. For purposes of this Agreement, the term "Specified Acquisition Transaction" shall have the same meaning as the term "Acquisition Transaction," except that solely for purposes of the definition of Specified Acquisition Transaction all references to "15%" in the definition of "Acquisition Transaction" (including in the definition of "material Subsidiary" contained therein) shall be deemed to refer instead to "40%."

            (c)   If: (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(e); (ii) a bona fide Acquisition Proposal shall have been publicly disclosed, announced, commenced, submitted or made at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote; (iii) such Acquisition Proposal shall not have been publicly withdrawn on or before the date that is four business days prior to the date of the Company Stockholders' Meeting; and (iv) either: (A) on or prior to the first anniversary of such termination of this Agreement, a Specified Acquisition Transaction is consummated; or (B) on or prior to the first anniversary of such termination of this Agreement, a definitive agreement providing for a Specified Acquisition Transaction is entered into and, following such first anniversary, such Specified Acquisition Transaction (or any other Specified Acquisition Transaction among or involving the parties to such definitive agreement or any of such parties' controlled or controlling affiliates) is consummated, then, within two business days after the consummation of such Specified Acquisition Transaction, the Company shall pay (or cause to be paid) to Parent a nonrefundable fee in the amount of $103,200,000 in cash.

            (d)   If this Agreement is terminated pursuant to Section 8.1(g), or if this Agreement is otherwise terminated by Parent or the Company pursuant to Section 8.1 following the occurrence of a Company Triggering Event, then the Company shall pay (or cause to be paid) to Parent, at the time specified in the next sentence, a nonrefundable fee in the amount of $103,200,000 in cash. In the case of termination of this Agreement by the Company, the fee referred to in the preceding sentence shall be paid (or caused to have been paid) by the Company prior to the time of such termination; and in the case of termination of this Agreement by Parent, the fee referred to in the preceding sentence shall be paid (or caused to have been paid) by the Company within two business days after such termination.

            (e)   If this Agreement is terminated by the Company pursuant to Section 8.1(h), or if this Agreement is otherwise terminated by Parent or the Company pursuant to Section 8.1 following the occurrence of a Parent Triggering Event, then Parent shall pay (or cause to be paid) to the Company, at the time specified in the next sentence, within two business days after the termination of this Agreement, a nonrefundable fee in the amount of $103,200,000 in cash. In the case of termination of this Agreement by Parent, the fee referred to in the preceding sentence shall be paid (or caused to have been paid) by Parent prior to the time of such termination; and in the case of termination of this Agreement by the Company, the fee referred to in the preceding sentence shall be paid (or caused to have been paid) by Parent within two business days after such termination.

            (f)    If: (i) at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote: (A) Parent has requested that the Company's board of directors reaffirm the Company Board Recommendation or its determination that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders; (B) a vote with respect to such reaffirmation was held; and (C) either: (1) less than all of the members of the Company's board of directors voted in favor of the reaffirmation of the Company Board Recommendation; or (2) less than all of the members of the Company's board of directors voted in favor of the reaffirmation of its determination that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders; (ii) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(e); and (iii) in the case of any termination of this Agreement by Parent or the Company pursuant to Section 8.1(b), no Parent Specified Circumstance or Company Specified Circumstance shall have existed on the date of such termination, then the Company shall pay (or cause to be paid) to Parent, at the time specified in the next sentence, a nonrefundable fee in the amount of $103,200,000 in cash. In the case of termination of this Agreement by the Company pursuant to Section 8.1(b) or Section 8.1(e), the fee referred to in the preceding sentence shall be paid (or caused to have been paid) by the Company prior to the time of such termination; and in the case of termination of this Agreement by Parent pursuant to Section 8.1(b) or Section 8.1(e), the fee referred to in the preceding sentence shall be paid (or caused to have been paid) by the Company within two business days after such termination.

            (g)   If: (i) at any time prior to the approval of the issuance of Parent Common Stock in the Merger by the Required Parent Stockholder Vote: (A) the Company has requested that Parent's board of directors reaffirm the Parent Board Recommendation or its determination that the issuance of Parent Common Stock in the Merger is advisable and fair to, and in the best interests of, Parent and its stockholders; (B) a vote with respect to such reaffirmation was held; and (C) either: (1) less than all of the members of Parent's board of directors voted in favor of the reaffirmation of the Parent Board Recommendation; or (2) less than all of the members of Parent's board of directors voted in favor of the reaffirmation of its determination that the issuance of Parent Common Stock in the Merger is advisable and fair to, and in the best interests of, Parent and its stockholders; (ii) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(f); and (iii) in the case of any termination of this Agreement by Parent or the Company pursuant to Section 8.1(b), no Parent Specified Circumstance or Company Specified Circumstance shall have existed on the date of such termination, then Parent shall pay (or cause to be paid) to the Company, at the time specified in the next sentence, a nonrefundable fee in the amount of $103,200,000 in cash. In the case of termination of this Agreement by Parent pursuant to Section 8.1(b) or Section 8.1(f), the fee referred to in the preceding sentence shall be paid (or caused to have been paid) by Parent prior to the time of such termination; and in the case of termination of this Agreement by the Company pursuant to Section 8.1(b) or Section 8.1(f), the fee referred to in the preceding sentence shall be paid (or caused to have been paid) by Parent within two business days after such termination.

            (h)   Under no circumstances shall Parent or the Company be entitled to receive more than one nonrefundable fee in the amount of $103,200,000 pursuant to this Section 8.3; provided, however, that nothing in this Section 8.3(h) shall limit the obligations of each party to pay (or cause to be paid) any amounts required to be paid (or caused to be paid) by such party under Section 8.3(a) in addition to any nonrefundable fee required to be paid (or caused to be paid) by such party. If a party fails to pay (or fails to cause to have been paid) when due any amount that such party is required to pay (or cause to be paid) under this Section 8.3, then: (i) such party shall reimburse the other party (or cause the other party to be reimbursed) for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 8.3; and (ii) such party shall pay (or cause to be paid) to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid through the date such overdue amount is actually paid to the other party in full) at a rate per annum equal to the lower of: (i) the "prime rate" (as announced by Citibank, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid; or (ii) the maximum rate permitted by applicable Legal Requirements.

  Section 9.    MISCELLANEOUS PROVISIONS

          9.1   Amendment.    This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the adoption of this Agreement by the Company's stockholders and whether before or after approval of the issuance of Parent Common Stock in the Merger by Parent's stockholders); provided, however, that: (a) after any such adoption of this Agreement by the Company's stockholders, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders; and (b) after any such approval of the issuance of Parent Common Stock in the Merger by Parent's stockholders, no amendment shall be made which by law or any rule or regulation of the Parent Primary Exchange requires further approval of Parent's stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          9.2   Extension; Waiver.

            (a)   Subject to Sections 9.2(b) and 9.2(c), at any time prior to the Effective Time, any party hereto may: (i) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement.

            (b)   No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

            (c)   No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

          9.3   No Survival of Representations and Warranties.    None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

          9.4   Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery.    This Agreement and the other agreements, exhibits and disclosure schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that (a) Sections 1 through 7 and 9 through 15 of the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with their terms (it being understood that Section 8 (standstill) of the Confidentiality Agreement is being superseded by this Agreement and shall cease to have any force or effect as of the date of this Agreement); and (b) the Joint Defense Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in.pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

          9.5   Applicable Law; Jurisdiction.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware; and (b) each of the parties irrevocably waives the right to trial by jury.

          9.6   Disclosure Schedules.    The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Sections 2 and 4. The Parent Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 3. For purposes of this Agreement: (a) each statement or other item of information set forth in the Company Disclosure Schedule or in any update to the Company Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in Section 2; and (b) each statement or other item of information set forth in the Parent Disclosure Schedule or in any update to the Parent Disclosure Schedule shall be deemed to be a representation and warranty made by Parent in Section 3.

          9.7   Attorneys' Fees.    In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

          9.8   Assignability; No Third Party Rights.    This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any party's rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect. Except as specifically provided in Section 5.6, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          9.9   Notices.    All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as DHL or Federal Express), two business days after mailing; (c) if sent by facsimile transmission before 5:00 p.m., when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

    if to Parent or Merger Sub:

      Adobe Systems Incorporated
      345 Park Avenue
      San Jose, CA 95110
      Attn: Karen Cottle
      Fax: (408) 537-5119

    with a copy (which shall not constitute notice) to:

      Cooley Godward LLP
      5 Palo Alto Square
      3000 El Camino Real
      Palo Alto, CA 94306
      Attention: Eric Jensen, Esq.
      Facsimile: (650) 849-7400

    if to the Company:

      Macromedia, Inc.
      600 Townsend Street
      San Francisco, CA 94103
      Attn: Chief Executive Officer and Chief Financial Officer
      Fax: (415) 703-0626

    with copies (which shall not constitute notice) to:

      Fenwick & West LLP
      Silicon Valley Center
      801 California Street
      Mountain View, CA 94041
      Attention: Gordon Davidson, Esq.
      Facsimile: (650) 938-5200

      Fenwick & West LLP
      275 Battery Street
      San Francisco, CA 94111
      Attention: Douglas Cogen, Esq.
      Facsimile: (415) 281-1350

          9.10 Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

          9.11 Construction.

            (a)   For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

            (b)   The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

            (c)   As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

            (d)   Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

            (e)   The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

            (f)    For purposes of Section 8, references to the failure of a party to perform its covenants or obligations in this Agreement shall, in the case of Parent, include the failure of Merger Sub to perform its covenants or obligations in this Agreement.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ADOBE SYSTEMS INCORPORATED
By:	/s/ BRUCE R. CHIZEN
Name:	Bruce R. Chizen
Title:	Chief Executive Officer
AVNER ACQUISITION SUB, INC.
By:	/s/ BRUCE R. CHIZEN
Name:	Bruce R. Chizen
Title:	President
MACROMEDIA, INC.
By:	/s/ STEPHEN ELOP
Name:	Stephen Elop
Title:	CEO

Merger Agreement Signature Page

EXHIBITS

Exhibit A - Certain Definitions

Exhibit B - Form of Certificate of Incorporation of the Surviving Corporation

Exhibit C - Form of Affiliate Agreement

EXHIBIT A

CERTAIN DEFINITIONS

        For purposes of the Agreement (including this Exhibit A):

        Acquired Corporations.    "Acquired Corporations" shall mean: (a) the Company; and (b) each of the Company's Subsidiaries.

        Acquisition Inquiry.    "Acquisition Inquiry" shall mean an inquiry, indication of interest or request for nonpublic information (other than an inquiry, indication of interest or request for nonpublic information made or submitted by Parent) that would reasonably be expected to lead to an Acquisition Proposal.

        Acquisition Proposal.    "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal made or submitted by Parent) contemplating or otherwise relating to any Acquisition Transaction.

        Acquisition Transaction.    "Acquisition Transaction" shall mean any transaction or series of related transactions (other than: (1) the Contemplated Transactions; (2) any transaction identified on Part 4.2 of the Company Disclosure Schedule; and (3) any transaction in furtherance of the consummation of the Contemplated Transactions with the express consent of Parent) involving:

          (a)   any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which the Company or any material Subsidiary of the Company is a constituent corporation or is otherwise involved; (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding voting securities of the Company or any material Subsidiary of the Company; or (iii) in which the Company or any material Subsidiary of the Company issues securities representing more than 15% of the outstanding voting securities of the Company or such material Subsidiary of the Company;

          (b)   any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Acquired Corporations; or

          (c)   any liquidation or dissolution of the Company or any material Subsidiary of the Company.

        For purposes of the preceding sentence, a "material Subsidiary" of the Company shall mean any Subsidiary of the Company, that, together with all Subsidiaries of such Subsidiary on a consolidated basis, accounts for 15% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Acquired Corporations.

        Agreement.    "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

        Change in Control Resolutions.    "Change in Control Resolutions" shall mean the resolutions adopted by the Compensation Committee of the Company's board of directors on February 26, 1997, as amended by resolutions adopted by the Compensation Committee of the Company's board of directors on April 7, 2005.

        COBRA. "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

        Code.    "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

        Company Affiliate.    "Company Affiliate" shall mean any Person under common control with any of the Acquired Corporations within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

        Company Associate.    "Company Associate" shall mean any current or former officer or other employee, or current or former independent contractor, consultant or director, of or to any of the Acquired Corporations or any Company Affiliate.

        Company Common Stock.    "Company Common Stock" shall mean the Common Stock, $.001 par value per share, of the Company.

        Company Contract.    "Company Contract" shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations is bound; or (c) under which any of the Acquired Corporations is a beneficiary or under which any of the Acquired Corporations has any right, any liability or any potential liability.

        Company Disclosure Schedule.    "Company Disclosure Schedule" shall mean the Company Disclosure Schedule and exhibits thereto that have been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by the Company to Parent upon the execution of the Agreement.

        Company Employee.    "Company Employee" shall mean any director or any officer or other employee of any of the Acquired Corporations.

        Company Employee Agreement.    "Company Employee Agreement" shall mean any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other similar Contract between: (a) any of the Acquired Corporations or any Company Affiliate; and (b) any Company Associate, other than any such Contract that is terminable "at will" (or following a notice period imposed by applicable law) without any obligation on the part of any Acquired Corporation or any Company Affiliate to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by any Acquired Corporation under applicable foreign law.

        Company Employee Plan.    "Company Employee Plan" shall mean any plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is or has been maintained or contributed to, or required to be maintained or contributed to, by any of the Acquired Corporations or any Company Affiliate for the benefit of any Company Associate; or (b) with respect to which any of the Acquired Corporations or any Company Affiliate has or may incur or become subject to any liability or obligation; provided, however, that a Company Employee Agreement shall not be considered a Company Employee Plan.

        Company IP.    "Company IP" shall mean: (a) all Intellectual Property Rights in or to the Company Products and all Intellectual Property Rights in or to Company Product Software; and (b) all other Intellectual Property Rights and Intellectual Property that are material to the business of the Acquired Corporations as currently conducted with respect to which any of the Acquired Corporations has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

        Company Material Adverse Effect.    "Company Material Adverse Effect" shall mean any effect, change, event or circumstance (each, an "Effect") that, considered together with all other Effects, has a material adverse effect on: (a) the business, financial condition, operations or results of operations of the Acquired Corporations taken as a whole; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect: (i) Effects resulting from conditions generally affecting the industries in which the Acquired Corporations participate or the U.S. or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on the Acquired Corporations taken as a whole; (ii) changes in the trading price or trading volume of Company Common Stock (it being understood, however, that any Effect causing or contributing to such changes in the trading price or trading volume of Company Common Stock may constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iii) the loss of (or failure to generate) revenues resulting directly from any delay or cancellation of product orders arising directly from the announcement or pendency of the Merger; (iv) resignations of employees of the Company resulting directly from the announcement or pendency of the Merger; (v) any failure by the Company or any of its Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the Agreement (it being understood, however, that any Effect causing or contributing to such failures to meet projections or predictions may constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (vi) Effects resulting from any Stockholder Merger Litigation in which, based on the underlying merits of such Stockholder Merger Litigation, the prospects for an award of damages or injunctive relief against the Company and its directors are very unlikely; (vii) Effects resulting from the taking of any action taken by the Company pursuant to Sections 5.7(c) and 5.7(d) of the Agreement; (viii) Effects resulting from: (A) the expenditures contemplated by the Retention Plan set forth in Part 4.2(b)(xiii) of the Company Disclosure Schedule; and (B) the payment by the Acquired Corporations of the legal, investment banking and other professional advisory fees and out-of-pocket expenses incurred by the Acquired Corporations in connection with the Contemplated Transactions; and (ix) Effects resulting from the adoption or implementation by the Company of any required stock option expensing; (b) the ability of the Company to consummate the Merger or to perform any of its covenants or obligations under the Agreement; or (c) Parent's ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation.

        Company Materiality Qualified Representations.    "Company Materiality Qualified Representations" shall mean the representations and warranties of the Company contained in Sections 2.4(a)(ii), 2.4(b), 2.4(f), 2.5(a), 2.5(k), 2.5(l), 2.5(m), 2.5(n), the first sentence of 2.9(c) (other than in clause "(y)" of such sentence), 2.16(f)(i) and 2.28 of the Agreement.

        Company Materiality Qualified Terms.    "Company Materiality Qualified Terms" shall mean the defined terms "Company IP," "Company Product," "Company Product Software" and "Company Source Code."

        Company Option Plans.    "Company Option Plans" shall mean: (a) the Company's 2002 Equity Incentive Plan; (b) the Company's 1999 Stock Option Plan; (c) the Company's 1993 Directors Stock Option Plan; (d) the Company's 1992 Equity Incentive Plan; (e) the Company's Allaire Corporation 1997 Stock Incentive Plan; (f) the Company's Allaire Corporation 1998 Stock Incentive Plan; (g) the Company's Allaire Corporation 2000 Stock Incentive Plan; (h) the Company's eHelp Corporation 1999 Equity Incentive Plan; (i) the Company's Middlesoft, Inc. 1999 Stock Option Plan; (j) the Company's Blue Sky Software Corporation 1995 Stock Option Plan; (k) the Company's Blue Sky Software Corporation 1996 Stock Option Plan; (l) the Company's Bright Tiger Technologies 1996 Stock Option Plan; (m) the Company's Live Software 1999 Stock Option/Issuance Plan; (n) the Company's

Andromedia 1996 Stock Plan; (o) the Company's Andromedia 1997 Stock Plan; (p) the Company's Andromedia 1999 Stock Plan; and (q) the Company's ESI 1996 Equity Incentive Plan.

        Company Options.    "Company Options" shall mean options to purchase shares of Company Common Stock from the Company (whether granted by the Company pursuant to the Company Option Plans, assumed by the Company or otherwise).

        Company Other Representations.    "Company Other Representations" shall mean the representations and warranties of the Company contained in Sections 2.1, 2.2, 2.3(b), 2.3(c), 2.3(e), 2.3(f), 2.4, 2.5, 2.6, 2.7, 2.8, 2.9, 2.10, 2.11, 2.12, 2.13, 2.14, 2.15, 2.16, 2.17, 2.18, 2.19, 2.20, 2.24, 2.26 and 2.28 of the Agreement.

        Company Owned IP.    "Company Owned IP" shall mean all Company IP with respect to which any of the Acquired Corporations has (or purports to have) an ownership interest.

        Company Pension Plan.    "Company Pension Plan" shall mean each: (a) Company Employee Plan that is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

        Company Preferred Stock.    "Company Preferred Stock" shall mean the Preferred Stock, $.001 par value per share, of the Company.

        Company Product.    "Company Product" shall mean: (a) any product or service developed, manufactured, marketed, distributed, provided, leased, licensed or sold, directly or indirectly, by or on behalf of any Acquired Corporation that is material to the business of the Acquired Corporations as currently conducted; and (b) any product that, as of the date of the Agreement, is not distributed, licensed or sold, directly or indirectly, by or on behalf of any Acquired Corporation, but is intended by the Company to be so distributed, licensed or sold within three months following the date of the Agreement.

        Company Product Software.    "Company Product Software" shall mean any software (regardless of whether such software is owned by an Acquired Corporation or licensed to an Acquired Corporation by a third party) contained or included in or provided with any Company Product or used in the development, manufacturing, maintenance, repair, support, testing or performance of any Company Product.

        Company Registered IP.    "Company Registered IP" shall mean any Company Owned IP that is Registered IP.

        Company Source Code.    "Company Source Code" shall mean any source code, or any portion, aspect or segment of any source code, that is material to any Company Product.

        Company Specified Circumstance. A "Company Specified Circumstance" shall be deemed to exist if: (a) the condition set forth in Section 7.10 of the Agreement is not satisfied and has not been waived; or (b) as a result of a challenge by a Governmental Body under any Antitrust Law, the condition set forth in Section 7.11 of the Agreement is not satisfied and has not been waived.

        Company Specified Representations. "Company Specified Representations" shall mean the representations and warranties of the Company contained in Sections 2.3(a), 2.3(d), 2.21, 2.22, 2.23, 2.25 and 2.27 of the Agreement.

        Company Triggering Event. A "Company Triggering Event" shall be deemed to have occurred if: (a) the board of directors of the Company shall have failed to recommend that the Company's stockholders vote to adopt the Agreement, or shall have withdrawn or shall have modified in a manner adverse to Parent the Company Board Recommendation; (b) the Company shall have failed to include in the Joint Proxy Statement/Prospectus the Company Board Recommendation or a statement to the effect that the board of directors of the Company has determined and believes that the Merger is advisable to, and in the best interests of, the Company's stockholders; (c) the board of directors of the Company fails to reaffirm the Company Board Recommendation, or fails to reaffirm its determination that the Merger is in the best interests of the Company's stockholders, within 10 days after Parent requests in writing that such recommendation or determination be reaffirmed; (d) the board of directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; (e) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal, other than confidentiality agreements that the Company is required to enter into pursuant to the proviso to Section 4.3(a) of the Agreement; (f) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within 10 business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; or (g) any director or executive officer of the Company shall have materially breached, or shall have directly or indirectly induced or encouraged any other Person to materially breach, any of the provisions set forth in Section 4.3 of the Agreement.

        Company Unaudited Balance Sheet.    "Company Unaudited Balance Sheet" shall mean the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2004, included in the Company's Report on Form 10-Q for the fiscal quarter ended December 31, 2004, as filed with the SEC prior to the date of the Agreement.

        Confidentiality Agreement.    "Confidentiality Agreement" shall mean that certain Mutual Nondisclosure Agreement dated as of February 9, 2005, between the Company and Parent, as amended by that certain letter agreement dated as of April 1, 2005, between the Company and Parent.

        Consent.    "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

        Contemplated Transactions.    "Contemplated Transactions" shall mean the Merger and the other transactions contemplated by the Agreement, the Company Stockholder Voting Agreements, the Parent Stockholder Voting Agreements, the Rights Agreement Amendment and the Noncompetition Agreements to be entered into by certain stockholders of the Company in favor of Parent in connection with the Merger.

        Contract.    "Contract" shall mean any legally binding written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy or commitment or undertaking of any nature.

        Delivered.    Any statement in Section 2 of the Agreement to the effect that any information, document or other material has been "delivered" to Parent shall mean that such information, document or material was: (a) available for review by Parent in the virtual data room set up by Fenwick & West LLP in connection with the Contemplated Transactions as of 5:00 p.m. on April 16, 2005; (b) delivered to Parent or Parent's Representatives via electronic mail or in hard copy form; (c) with respect to Acquired Corporation Returns and other Tax-, audit- and Sarbanes-Oxley Act-related materials, available for review by Parent's Representatives: (i) in a data room located at KPMG LLP; and (ii) at the Company's offices located at 99 Rhode Island Street, San Francisco on April 17, 2005; or (d) otherwise made available for review by Parent in a data room located at the offices of Fenwick & West LLP, 801 California Street, Mountain View on April 17, 2005.

        DGCL.    "DGCL" shall mean the Delaware General Corporation Law.

        DOL.    "DOL" shall mean the United States Department of Labor.

        Encumbrance.    "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, security interest, encumbrance, adverse claim, interference, option, right of first refusal, preemptive right or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

        Entity.    "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

        ERISA.    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        Exchange Act.    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        Foreign Plan. "Foreign Plan" shall mean any: (a) plan, program, policy, practice, Contract or other arrangement of any Acquired Corporation mandated by a Governmental Body outside the United States; (b) Company Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside the United States; or (c) Company Employee Plan that covers or has covered any Company Associate whose services are or have been performed primarily outside the United States.

        Form S-4 Registration Statement.    "Form S-4 Registration Statement" shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger, as said registration statement may be amended.

        GAAP.    "GAAP" shall mean generally accepted accounting principles in the United States.

        Government Bid.    "Government Bid" shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

        Government Contract.    "Government Contract" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

        Governmental Authorization.    "Governmental Authorization" shall mean any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

        Governmental Body.    "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including the NASDAQ National Market).

        HSR Act.    "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        Intellectual Property.    "Intellectual Property" shall mean algorithms, apparatus, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

        Intellectual Property Rights.    "Intellectual Property Rights" shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark, trade name and domain name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses "(a)" through "(e)" above.

        International Employee.    "International Employee" shall mean any Company Employee who performs services to any Acquired Corporation as an employee outside of the United States.

        IRS.    "IRS" shall mean the United States Internal Revenue Service.

        Joint Defense Agreement.    "Joint Defense Agreement" shall mean that certain Confidentiality and Joint Defense Agreement dated February 8, 2005 among the Company, Parent and the respective antitrust counsel to the Company and Parent.

        Joint Proxy Statement/Prospectus.    "Joint Proxy Statement/Prospectus" shall mean the joint proxy statement/prospectus to be sent to the Company's stockholders in connection with the Company Stockholders' Meeting and to Parent's stockholders in connection with the Parent Stockholders' Meeting.

        Knowledge.    "knowledge" shall mean, with respect to any particular matter: (a) with respect to the Company, the actual knowledge of the executive officers, the acting general counsel and the Chairman of the board of directors of the Company regarding such matter; and (b) with respect to Parent, the actual knowledge of Parent's Chief Executive Officer, President, Chief Financial Officer and General Counsel regarding such matter.

        Legal Proceeding.    "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

        Legal Requirement.    "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASD or The NASDAQ Stock Market).

        Order.    "Order" shall mean any order, writ, injunction, judgment or decree.

        Parent Common Stock.    "Parent Common Stock" shall mean the Common Stock, $.0001 par value per share, of Parent.

        Parent Disclosure Schedule.    "Parent Disclosure Schedule" shall mean the Parent Disclosure Schedule that has been prepared by Parent in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by Parent to the Company on the date of the Agreement.

        Parent Material Adverse Effect.    "Parent Material Adverse Effect" shall mean any Effect that, considered together with all other Effects, has a material adverse effect on: (a) the business, financial condition, operations or results of operations of Parent and its Subsidiaries taken as a whole; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: (i) Effects resulting from conditions generally affecting the industries in which Parent participates or the U.S. or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Parent and its Subsidiaries; (ii) changes in the trading price or trading volume of Parent Common Stock (it being understood, however, that any Effect causing or contributing to such changes in the trading price or trading volume of Parent Common Stock may constitute a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (iii) the loss of (or failure to generate) revenues resulting directly from any delay or cancellation of product orders arising directly from the announcement or pendency of the Merger; (iv) resignations of employees of Parent resulting directly from the announcement or pendency of the Merger; (v) any failure by Parent or any of its Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the Agreement (it being understood, however, that any Effect causing or contributing to such failures to meet projections or predictions may constitute a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (vi) Effects resulting from the taking of any action taken by Parent pursuant to Sections 5.7(c) and 5.7(d) of the Agreement; (vii) Effects resulting from the payment by Parent of the legal, investment banking and other professional advisory fees and out-of-pocket expenses incurred by Parent in connection with the Contemplated Transactions; and (viii) Effects resulting from the adoption or implementation by Parent of any required stock option expensing; or (b) the ability of Parent to consummate the Merger or to perform any of its covenants or obligations under the Agreement.

        Parent Materiality Qualified Representations.    "Parent Materiality Qualified Representations" shall mean the representations and warranties of Parent and Merger Sub contained in Sections 3.3(a), 3.3(b), 3.3(d), 3.4(a), 3.4(c), 3.4(d), 3.4(e), 3.12(c) and 3.16 of the Agreement.

        Parent Options.    "Parent Options" shall mean options to purchase shares of Parent Common Stock from Parent (whether granted by Parent pursuant to Parent's stock option plans, assumed by the Parent or otherwise).

        Parent Other Representations.    "Parent Other Representations" shall mean the representations and warranties of Parent and Merger Sub contained in Sections 3.1, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.12, 3.14 and 3.16 of the Agreement.

        Parent Preferred Stock.    "Parent Preferred Stock" shall mean Preferred Stock, $.0001 par value per share, of Parent.

        Parent Primary Exchange.    "Parent Primary Exchange" shall mean the NASDAQ National Market, or such other primary stock exchange on which Parent Common Stock is listed as of the Closing.

        Parent Specified Circumstance. A "Parent Specified Circumstance" shall be deemed to exist if: (a) any of the conditions set forth in Sections 6.9, 6.10 and 6.11 of the Agreement is not satisfied and has not been waived; or (b) as a result of a challenge by a Governmental Body under any Antitrust

Law, the condition set forth in Section 6.13 of the Agreement or the condition set forth in Section 6.14 of the Agreement is not satisfied and has not been waived.

        Parent Specified Representations.    "Parent Specified Representations" shall mean the representations and warranties of Parent and Merger Sub contained in Sections 3.2, 3.9, 3.10, 3.11, 3.13 and 3.15 of the Agreement.

        Parent Triggering Event. A "Parent Triggering Event" shall be deemed to have occurred if: (a) the board of directors of Parent shall have failed to recommend that Parent's stockholders vote to approve the issuance of Parent Common Stock in the Merger, or shall have withdrawn or shall have modified in a manner adverse to the Company the Parent Board Recommendation; (b) Parent shall have failed to include in the Joint Proxy Statement/Prospectus the Parent Board Recommendation or a statement to the effect that that board of directors of Parent has determined and believes that the issuance of Parent Common Stock in the Merger is in the best interests of Parent's stockholders; or (c) the board of directors of Parent fails to reaffirm the Parent Board Recommendation, or fails to reaffirm its determination that the issuance of Parent Common Stock in the Merger is in the best interests of Parent's stockholders, within 10 days after the Company requests in writing that such recommendation or determination be reaffirmed.

        Person.    "Person" shall mean any individual, Entity or Governmental Body.

        Registered IP.    "Registered IP" shall mean all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

        Representatives.    "Representatives" shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

        Sarbanes-Oxley Act.    "Sarbanes-Oxley Act" shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

        SEC.    "SEC" shall mean the United States Securities and Exchange Commission.

        Securities Act.    "Securities Act" shall mean the Securities Act of 1933, as amended.

        Specified Governmental Representative.    "Specified Governmental Representative" shall mean any official or representative of any Governmental Body; provided, however, that in the case of the FTC/DOJ, Specified Governmental Representative shall not include any official or representative below the level of: (a) with respect to the Federal Trade Commission, Director of the Bureau of Competition; and (b) with respect to the U.S. Department of Justice, Assistant Attorney General.

        Specified Antitrust Law.    An Antitrust Law shall be deemed to be a "Specified Antitrust Law" if, in the good faith judgment of Parent's board of directors, the violation of such Antitrust Law would not reasonably be expected to result in material harm to Parent or the Company or any Subsidiary of Parent or the Company, or to the business, financial condition, legal standing or status, governmental relations, reputation or future ability or authority to conduct business of Parent or the Company or any Subsidiary of Parent or the Company (it being understood that, without limiting the foregoing, for purposes of this definition of "Specified Antitrust Law" only, the violation of any Antitrust Law of any jurisdiction in which either Parent and its Subsidiaries or the Company and its Subsidiaries generated more than 1% of the consolidated revenue of Parent and its Subsidiaries or the Company and its Subsidiaries in fiscal year 2004 would conclusively be deemed to be reasonably expected to result in material harm to Parent or the Company).

        Stockholder Merger Litigation.    "Stockholder Merger Litigation" shall mean any stockholder class action or derivative litigation commenced against the Company or its directors on or after the date of the Agreement based on allegations that either the Company's entry into the Agreement or the terms and conditions of the Agreement constituted a breach of the fiduciary duties of the Company's board of directors.

        Subsidiary.    An Entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

        Superior Offer.    "Superior Offer" shall mean an unsolicited bona fide written offer by an unaffiliated third party to acquire pursuant to a tender offer, exchange offer, merger, consolidation or other business combination: (a) all or substantially all of the assets of the Acquired Corporations; or (b) more than 50% of the outstanding voting securities of the Company and as a result of which the stockholders of the Company immediately preceding such transaction would cease to hold at least 50% of the equity interests in the surviving or resulting Entity of such transaction or any direct or indirect parent thereof, in exchange for consideration consisting exclusively of cash or publicly traded equity securities (or a combination of cash and publicly traded equity securities) that: (i) was not obtained or made as a direct or indirect result of a breach of Section 4.3 of the Agreement; (ii) is not subject to a financing contingency; and (iii) is determined by the board of directors of the Company, in its good faith judgment, after obtaining and taking into account the advice of an independent financial advisor of nationally recognized reputation, and after taking into account the likelihood and anticipated timing of consummation, to be more favorable from a financial point of view to the Company's stockholders than the Merger.

        Tax.    "Tax" shall mean any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

        Tax Return.    "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body relating to any Taxes.

Exhibit B to Agreement and Plan of Merger and Reorganization

CERTIFICATE OF INCORPORATION
OF
MACROMEDIA, INC.

I.

        The name of this corporation is Macromedia, Inc.

II.

        The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, and the name of the registered agent of the corporation in the State of Delaware at such address is Corporation Trust Company.

III.

        The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law ("DGCL").

IV.

        This corporation is authorized to issue only one class of stock, to be designated Common Stock. The total number of shares of Common Stock presently authorized is One Thousand (1,000), each having a par value of one-tenth of one cent ($0.001).

V.

        A.    The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

        B.    The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the corporation.

VI.

        A.    The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

        B.    Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

        The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B-1

Exhibit C to Agreement and Plan of Merger and Reorganization

AFFILIATE AGREEMENT

        THIS AFFILIATE AGREEMENT ("Affiliate Agreement") is being executed and delivered as of                        , 2005 by and between ADOBE SYSTEMS INCORPORATED, a Delaware corporation ("Parent"), and                        ("Stockholder").

RECITALS

        A.    Stockholder is a stockholder of, and is an officer and/or director of, MACROMEDIA, INC., a Delaware corporation (the "Company").

        B.    Parent, the Company and Avner Acquisition Sub, Inc., a wholly-owned subsidiary of Parent ("Merger Sub"), have entered into an Agreement and Plan of Merger and Reorganization dated as of April 17, 2005 (the "Merger Agreement"), providing for the merger of Merger Sub into the Company (the "Merger"). The Merger Agreement contemplates that, upon consummation of the Merger: (a) holders of shares of the common stock of the Company will receive shares of common stock of Parent ("Parent Common Stock") in exchange for their shares of common stock of the Company; and (b) the Company will become a wholly-owned subsidiary of Parent. It is accordingly contemplated that Stockholder will receive shares of Parent Common Stock in the Merger.

        C.    Stockholder understands that the Parent Common Stock being issued in the Merger will be issued pursuant to a registration statement on Form S-4, and that Stockholder may be deemed (but does not hereby admit to be) an "affiliate" of the Company as such term is defined for purposes of paragraphs "(c)" and "(d)" of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act").

AGREEMENT

        Stockholder, intending to be legally bound, agrees as follows:

        1.    Representations and Warranties of Stockholder.    Stockholder represents and warrants to Parent as follows:

          (a)   As of the date of this Affiliate Agreement, Stockholder is the holder and "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of the number of outstanding shares of common stock of the Company set forth beneath Stockholder's signature on the signature page hereof (the "Company Shares"), and Stockholder has good and valid title to the Company Shares, free and clear of any liens, pledges, security interests, adverse claims, equities, options, proxies, charges, encumbrances or restrictions of any nature. Stockholder has the sole right to vote and to dispose of the Company Shares.

          (b)   As of the date of this Affiliate Agreement, Stockholder is the holder of options to purchase the number of shares of common stock of the Company set forth beneath Stockholder's signature on the signature page hereof (the "Company Options"), and Stockholder has good and valid title to the Company Options, free and clear of any liens, pledges, security interests, adverse claims, equities, options, proxies, charges, encumbrances or restrictions of any nature.

          (c)   Stockholder does not own, of record or beneficially, directly or indirectly, any securities of the Company other than the Company Shares and the Company Options.

          (d)   Stockholder has carefully read this Affiliate Agreement and, to the extent Stockholder felt necessary, has discussed with counsel the limitations imposed on Stockholder's ability to sell, transfer or otherwise dispose of the shares of Parent Common Stock that Stockholder is to receive in the Merger (the "Parent Shares"). Stockholder fully understands the limitations this Affiliate Agreement places upon Stockholder's ability to sell, transfer or otherwise dispose of securities of Parent.

        2.    Prohibitions Against Transfer.    Stockholder agrees that Stockholder shall not effect any sale, transfer or other disposition of any Parent Shares unless: (a) such sale, transfer or other disposition is effected pursuant to an effective registration statement under the Securities Act; (b) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145 under the Securities Act, as evidenced by a broker's letter and a representation letter executed by Stockholder (reasonably satisfactory in form and content to Parent) stating that such requirements have been met; (c) counsel reasonably satisfactory to Parent shall have advised Parent in a written opinion letter (reasonably satisfactory in form and content to Parent), upon which Parent may rely, that such sale, transfer or other disposition will be exempt from the registration requirements of the Securities Act; or (d) an authorized representative of the Securities and Exchange Commission ("SEC") shall have rendered written advice to Stockholder to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take action, with respect to such sale, transfer or other disposition, and a copy of such written advice and all other related communications with the SEC shall have been delivered to Parent.

        3.    Stop Transfer Instructions; Legend.    Stockholder acknowledges and agrees that: (a) stop transfer instructions will be given to Parent's transfer agent with respect to the Parent Shares; and (b) each certificate representing any of such shares shall bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

    "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145(d) OF THE SECURITIES ACT OF 1933 APPLIES AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH RULE AND IN ACCORDANCE WITH THE TERMS OF AN AFFILIATE AGREEMENT DATED AS OF APRIL    , 2005, BETWEEN THE REGISTERED HOLDER HEREOF AND THE ISSUER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICES OF THE ISSUER."

At such time, if ever, as any of the transfer restrictions referred to in the legend on the certificate(s) evidencing the Parent Shares shall become inapplicable, upon request and surrender by Stockholder of its legended certificate evidencing the Parent Shares, Parent shall issue and shall deliver or cause to be delivered to Stockholder, a certificate for his or her Parent Shares that does not bear such legend.

        4.    Covenant of Parent.    From and after the effective time of the Merger and for so long as is required to permit Stockholder to sell the Parent Shares pursuant to Rule 145 under the 1933 Act, Parent will use commercially reasonable efforts to file on a timely basis all reports required to be filed by it pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, other than Form 8-K reports.

        5.    Specific Performance.    Stockholder agrees that in the event of any breach or threatened breach by Stockholder of any covenant, obligation or other provision contained in this Affiliate Agreement, Parent shall be entitled (in addition to any other remedy that may be available to Parent) to: (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5, and Stockholder irrevocably waives any right he may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

        6.    Attorneys' Fees.    If any legal proceeding relating to this Affiliate Agreement or the enforcement of any provision of this Affiliate Agreement is brought against Stockholder, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

        7.    Non-Exclusivity.    The rights and remedies of Parent hereunder are not exclusive of or limited by any other rights or remedies which Parent may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

        8.    Governing Law; Jurisdiction; Waiver of Jury Trial.    This Affiliate Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Affiliate Agreement or any of the transactions contemplated by this Affiliate Agreement, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware; (b) irrevocably waives the right to trial by jury; and (c)  irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepared, to the address at which Stockholder or Parent, as the case may be, is to receive notice in accordance with Section 9.

        9.    Notices.    Any notice or other communication under this Affiliate Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as DHL or Federal Express), two business days after mailing; (c) if sent by facsimile transmission before 5:00 p.m., when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notice or other communication is delivered to the address set forth below, or to such other address as Parent or Stockholder shall provide by like notice to the other:

        if to Parent:

    Adobe Systems Incorporated
    345 Park Avenue
    San Jose, CA 95110
    Attn: Karen Cottle
    Fax: (408) 537-5119

        with a copy to:

    Cooley Godward LLP
    5 Palo Alto Square
    3000 El Camino Real
    Palo Alto, CA 94306
    Attention: Eric Jensen, Esq.
    Facsimile: (650) 849-7400

        if to Stockholder: at the address set forth beneath Stockholder's name on the signature page to this Affiliate Agreement.

        10.    Severability.    Any term or provision of this Affiliate Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, Stockholder agrees that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Affiliate Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, Stockholder agrees to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

        11.    Extension; Waiver; Termination.    Subject to the final two sentences of this Section 11, any party may: (a) extend the time for the performance of any of the obligations or other acts of the other party; (b) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Affiliate Agreement or in any document delivered pursuant to this Affiliate Agreement; and (c) waive compliance with any covenant, obligation or condition for the benefit of the other party contained in this Affiliate Agreement.. No failure on the part of any party to exercise any power, right, privilege or remedy under this Affiliate Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Affiliate Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. A party shall not be deemed to have waived any claim arising out of this Affiliate Agreement, or any power, right, privilege or remedy under this Affiliate Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. If the Merger Agreement is terminated, this Affiliate Agreement shall thereupon terminate.

        12.    Captions.    The captions contained in this Affiliate Agreement are for convenience of reference only, shall not be deemed to be a part of this Affiliate Agreement and shall not be referred to in connection with the construction or interpretation of this Affiliate Agreement.

        13.    Further Assurances.    Stockholder shall execute and/or cause to be delivered to Parent such instruments and other documents and shall take such other actions as Parent may reasonably request to effectuate the intent and purposes of this Affiliate Agreement.

        14.    Entire Agreement.    This Affiliate Agreement sets forth the entire understanding of Parent and Stockholder relating to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between Parent and Stockholder relating to the subject matter hereof (it being understood that nothing contained in this Affiliate Agreement shall have any effect on Stockholder's obligations under any Voting Agreement entered into between Parent and Stockholder prior to the date of this Affiliate Agreement in connection with the Merger).

        15.    Counterparts; Exchanges by Facsimile.    This Affiliate Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. The exchange of a fully executed Affiliate Agreement (in counterparts or otherwise) by facsimile shall be sufficient to bind the parties to the terms and conditions of this Affiliate Agreement.

        16.    Amendments.    This Affiliate Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Stockholder.

        17.    Assignment.    This Affiliate Agreement and all obligations of Stockholder hereunder are personal to Stockholder and may not be transferred or delegated by Stockholder at any time. Parent may freely assign any or all of its rights under this Affiliate Agreement, in whole or in part, to any other person or entity without obtaining the consent or approval of Stockholder. Subject to the foregoing, this Affiliate Agreement will inure to the benefit of Parent and its successors and assigns and will be binding upon Stockholder and Stockholder's representatives, executors, administrators, estate, heirs, successors and assigns.

        18.    Independence of Obligations; Other Agreements.    The covenants and obligations of Stockholder set forth in this Affiliate Agreement shall be construed as independent of any other agreement or arrangement between Stockholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder. Nothing in this Affiliate Agreement shall limit any of the rights or remedies of Parent under the Merger Agreement, or any of the rights or remedies of Parent or any of the obligations of Stockholder under any agreement between Stockholder and Parent or any certificate or instrument executed by Stockholder in favor of Parent; and nothing in the Merger Agreement or in any other such agreement, certificate or instrument, shall limit any of the rights or remedies of Parent or any of the obligations of Stockholder under this Affiliate Agreement.

        19.    Survival.    Each of the representations, warranties, covenants and obligations contained in this Affiliate Agreement shall survive the consummation of the Merger.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the parties have caused this Affiliate Agreement to be executed as of the date first above written.

ADOBE SYSTEMS INCORPORATED
By:

Name:

Title:

STOCKHOLDER:
(Signature)
(Print Name)
(Address)

Fax: ( )

NUMBER OF OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY HELD BY STOCKHOLDER:

NUMBER SHARES OF COMMON STOCK OF THE COMPANY SUBJECT TO OPTIONS HELD BY STOCKHOLDER:

Signature Page to Affiliate Agreement

SCHEDULE 5.4(a)

1.
Bright Tiger Technologies 1996 Stock Option Plan

2.
Live Software 1999 Stock Option/Issuance Plan

3.
Andromedia 1996 Stock Plan

4.
Andromedia 1997 Stock Plan

5.
Blue Sky Software 1996 Stock Option Plan

6.
eHelp 1999 Equity Incentive Plan

7.
Middlesoft, Inc. 1999 Stock Option Plan

8.
ESI 1996 Equity Incentive Plan

QuickLinks

  Exhibit 2.1
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
RECITALS
AGREEMENT
EXHIBITS
EXHIBIT A CERTAIN DEFINITIONS
Exhibit B to Agreement and Plan of Merger and Reorganization
CERTIFICATE OF INCORPORATION OF MACROMEDIA, INC.
I.
II.
III.
IV.
V.
VI.
VII.
Exhibit C to Agreement and Plan of Merger and Reorganization
AFFILIATE AGREEMENT
RECITALS
AGREEMENT
SCHEDULE 5.4(a)